                        CONFIDENTIAL TREATMENT REQUESTED


Confidential portions of this document have been redacted and have been separately filed with the Commission.

                     AGREEMENT FOR PURCHASE AND SALE OF COAL
                          AMONG GEORGIA POWER COMPANY,
           JAMES RIVER COAL COMPANY. AND JAMES RIVER COAL SALES. INC.

                                TABLE OF CONTENTS
                                                                            Page
Section 1:  Definitions........................................................4
Section 2:  General Provisions.................................................5
            2.1  Mutual Obligations............................................5
            2.2  Prior Agreement...............................................5
            2.3  Agent for PURCHASER...........................................5
            2.4  SELLER's Warranties as to Coal Property.......................5
            2.5  SELLER's Mining Plans.........................................6
            2.6  Quantities Supplied under Separate Agreements.................7
Section 3:  Term of Agreement..................................................8
Section 4:  Base Price and Adjustments.........................................8
            4.1  Base Price....................................................8
            4.2  Price Adjustments.............................................8
            4.3  Adjustments for Changes in Governmental Impositions...........8
            4.4  Calorific Value Adjustments..................................10
            4.5  Excess Ash Adjustments.......................................11
            4.6  Grindability Adjustments.....................................11
            4.7  Excess Sulfur Adjustments....................................12
            4.8  Calculation of Adjustments...................................13
Section 5:  Price Reviews.....................................................13
            5.1  General Provisions for Price Reviews.........................13
            5.2  * * *1.......................................................15
            5.3  * * *1.......................................................16
Section 6:  Quantity Requirements.............................................16
            6.1  Base Tonnage.................................................16
            6.2  Quarterly Amount.............................................16
            6.3  Reductions in Base Tonnage and Quarterly Amount..............16
            6.4  Shortfalls in Shipments......................................17
Section 7:  Quality Requirements..............................................20
            7.1  Coal Specifications..........................................20
            7.2  Reimbursement for Equipment Damage...........................21
            7.3  Rejection of Shipments.......................................21

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                                      -i-

            7.4  Suspension and Termination for Quality Variations............22
            7.5  Cancellation and Termination.................................23
            7.6  Costs Related to Termination.................................23
            7.7  Replacement Coal.............................................24
Section 8:  Weighing and Sampling.............................................24
            8.1  Weighing of Shipments........................................24
            8.2  Collection and Preparation of Samples........................26
            8.3  Analysis of Samples..........................................27
Section 9:  Arrangements for Shipments and Payments...........................28
            9.1  Scheduling of Shipments......................................28
            9.2  Loading of Shipments.........................................28
            9.3  Shipping Notices.............................................29
            9.4  "As Loaded" Coal Quality Analysis............................29
            9.5  Freight Charges, Risk of Loss, and Passage of Title..........30
            9.6  Loading Costs Chargeable to SELLER...........................30
            9.7  Excess Freight Costs Chargeable to SELLER....................30
            9.8  Payment of Amount(s) Owed to PURCHASER.......................30
            9.9  Invoices and Interim Payments................................30
            9.10  Application of Adjustments to Billing Price.................31
            9.11  Acceptance of Payments......................................31
Section 10:  Termination of Agreement for Unremedied Default..................31
            10.1  Notice of Termination.......................................31
            10.2  Option to Forego Termination................................31
Section 11:  Excuse from Performance..........................................31
            11.1  Force Majeure...............................................31
            11.2  Changes in Environmental-Related Requirements...............33
Section 12:  Independent Contractor...........................................35
Section 13:  Effect of Certain Terminations...................................35
Section 14:  Binding Effect and Assignments...................................36
            14.1  Binding Effect..............................................36
            14.2  Assignments.................................................36
Section 15:  PURCHASER's Rights of Inspection.................................36
            15.1  Access to SELLER's Records..................................36
            15.2  Access to Coal Property.....................................36
Section 16:  Waiver...........................................................37
Section 17:  Remedies.........................................................37
Section 18:  Notices..........................................................37

Section 19:  Confidential and Proprietary Information.........................37
Section 20:  Compliance with Laws and Regulations.............................38
Section 21:  Other Provisions.................................................38
            21.1  Captions....................................................38
            21.2  Governing Law...............................................38
            21.3  Time of Essence.............................................38
            21.4  Entire Agreement............................................38
            21.5  Amendments..................................................38
            21.6  Multiple Counterparts.......................................38


Annex A - Maps of Coal Property
Annex B - Computation of Calorific Value Adjustments
Annex C - Computation of Excess Ash Adjustments
Annex D - Computation of Grindability Adjustments
Annex E - Computation of Excess Sulfur Adjustments
Annex F - Computation of Rejection Adjustments
Annex G - Coal Sample Preparation and Analysis Procedures
Annex N - Summary of Rail Contract Provisions
Annex I - Laws and Regulations

                     AGREEMENT FOR PURCHASE AND SALE OF COAL

        This AGREEMENT FOR PURCHASE AND SALE OF COAL ("Agreement") is entered into as of March 11, 2004 ("Effective Date"), among Georgia Power Company, a Georgia corporation ("PURCHASER"), James River Coal Company, a Virginia corporation ("SELLER"), and James River Coal Sales, Inc., a Delaware corporation ("SALES AGENT"). (PURCHASER, SELLER, and SALES AGENT are sometimes hereinafter referred to collectively as the "Parties" or separately as a "Party.")

                                    RECITALS:

        WHEREAS, the Parties previously entered into that certain Amended and Restated Agreement for Sale and Purchase of Coal dated October l, 2001, as amended ("Prior Agreement"), which provides for SELLER to supply certain quantities of coal to PURCHASER for use in operating PURCHASER's electric-generating plants; and

        WHEREAS, as a result of subsequent events and negotiations, the Parties now wish to replace the Prior Agreement with this Agreement as hereinafter provided;

        NOW. THEREFORE, in consideration of the foregoing recitals and the promises contained in this Agreement, the Parties hereby agree as follows:

SECTION 1: DEFINITIONS

        1n addition to other terms defined elsewhere in this Agreement, the following definitions shall apply in this Agreement:

        1.1 "Base Price" means the price for coal that is set forth in Section 4.1(a).

        1.2 "Base Tonnage" means the quantity of coal to be supplied during each Contract Year under this Agreement as set forth in Section 6.1.

        1.3 "Coal Property" means the real property, mineral interests, preparation plant facilities, loading facilities, and other improvements located in Leslie County, Knott County, Perry County, Harlan County, Pike County, Bell County, and Letcher County, Kentucky, as outlined on the maps that are identified as Annex A, which is attached hereto and made a pan of this Agreement.

        1.4 "Contract Year" means each twelve-month period that begins on January 1 and ends on December 31 during the term of this Agreement; provided, however, that the first Contract Year may begin after January l and may consist of less twelve months.

        1.5 "Quarter" means each three-month period that occurs during a Contract Year. The first Quarter of each Contract Year shall begin on January l and end on March 31; the second Quarter of each Contract Year shall begin on April l and end on June 30; the third Quarter of each Contract Year shall begin on July 1 and end on September 30; and the fourth Quarter of each Contract Year shall begin on October l and end on December 31; provided, however, that (i) if this Agreement becomes effective after January 1, 2004, and before March 31, 2004, the first Quarter of the first Contract Year may begin after January 1 and may consist of less than three months and (ii) if this Agreement becomes effective after April 1, 2004, and before June 30, 2004, the second Quarter of the first Contract Year may begin after April l and may consist of less than three months.

        1.6 "Quarterly Amount" means the quantity of coal scheduled to be supplied by SELLER to PURCHASER during a Quarter.

        1.7 "Rail Contract" means that certain Rail Transportation Agreement between PURCHASER and CSX Transportation. Inc., which applies to Shipments under this Agreement.

        1.8 "SELLER's Loading Facility" means each of the loading facilities that are owned or controlled by SELLER and are located at or near Hignite, Clover, Buckeye, Leatherwood, Burke, or Bevins Branch, Kentucky.

        1.9 "Shipment" means one lot of coal, in sufficient quantities to fill a unit train, loaded into railcars for delivery to PURCHASER.

        1.10 "Shortfall Period" means either (i) a Quarter in which the quantity of coal actually supplied by SELLER to PURCHASER during the Quarter is less than the Quarterly Amount or (ii) a Contract Year in which the quantity of coal actually supplied by SELLER to PURCHASER is.less than the Base Tonnage (as reduced where appropriate under Section 6.3).

        1.11 "Ton" or "ton" means an avoirdupois weight of 2,000 pounds.

        1.12 "Tonnage Shortfall" means, for a particular time period (whether calendar month, Quarter. Contract Year. or other period) during the term of this Agreement, the difference between (i) the quantity of coal scheduled to be supplied by SELLER to PURCHASER during such time period and (ii) the quantity of coal actually supplied by SELLER to PURCHASER during such time period.

SECTION 2: GENERAL PROVISIONS

        2.1 MUTUAL OBLIGATIONS. SELLER shall mine coal from the Coal Property and sell such coal to PURCHASER. and PURCHASER shall buy such coal from SELLER, on the terms and conditions set forth in this Agreement.

        2.2 PRIOR AGREEMENT. This Agreement shall supersede and replace the Prior Agreement effective as of 11:59 p.m. Eastern Time on the Effective Date; and the terms and conditions of the Prior Agreement shall have no force and effect after such time, except with respect to Shipments made prior to such time. The Parties acknowledge and agree that as of 11:59 p.m. Eastern Time on the Effective Date, all pending issues related to the Prior Agreement (other than amounts owed for Shipments made prior to such time) shall have been finally settled and resolved.

        2.3 AGENT FOR PURCHASER. PURCHASER has designated Southern Company Services, Inc., which is an affiliate of PURCHASER, to act on behalf of PURCHASER in giving or receiving notices under this Agreement, scheduling Shipments under this Agreement, and performing other activities related to this Agreement as determined by PURCHASER from time to time.

        2.4 SELLER'S WARRANTIES AS TO COAL PROPERTY

            (a) SELLER represents and warrants that: (i) SELLER owns or controls the Coal Property; (ii) the Coal Property contains economically recoverable coal of a quality and in quantities that, under present mining laws and practices, shall be sufficient to satisfy the requirements of this Agreement; (iii) during the term of this Agreement. SELLER shall not use or sell coal from the Coal Property in a way that shall reduce the economically recoverable balance of coal in the Coal Property to an amount less than the quantity of coal to be supplied under this Agreement; and (iv) all Shipments under this Agreement shall be mined from the Coal Property.

            (b) SELLER further represents and wan-ants that SELLER shall defend PURCHASER's title with respect to all coal sold under this Agreement and shall indemnify PURCHASER against all claims, demands, actions, suits, liabilities, and judgments asserted against PURCHASER by any third party with respect to such title and all damages, costs, and expenses (including, without limitation, reasonable attorney's fees and litigation expenses) incurred by PURCHASER in defending such title; provided, however, that SELLER shall not be liable, except as otherwise provided in this Agreement, for any special, indirect, or consequential damages. costs, or expenses incurred by PURCHASER. The provisions of this Section 2.4(b) shall survive the termination or expiration of this Agreement.

            (c) Except for the warranties set forth in Section 2.4. SELLER makes no other express warranties, no implied warranty of merchantability, and no implied warranty of fitness for a particular purpose related to the coal to be supplied under this Agreement.

        2.5 SELLER'S MINING PLANS

            (a) The Parties acknowledge that SELLER has previously provided mining plans as required by the Prior Agreement. No later than July l, 2004, SELLER shall prepare a new mining plan ("New Mining Plan") with respect to the Coal Property to demonstrate SELLER's capability to produce coal from the Coal Property that meets the quality specifications and quantity requirements of this Agreement. The New Mining Plan shall contain maps and narratives depicting areas and seams of coal to be mined and shall include, without limitation, the following information: (i) reserves under the ownership or control of SELLER from which the coal is to be produced; (ii) methods of mining such coal; (iii) methods of transporting, washing, preparing, and blending coal from various seams to ensure compliance with the quality specifications and quantity requirements of this Agreement; and (iv) methods to be used in the reclamation and rehabilitation of surface lands within the Coal Property.

            (b) Within ninety days after PURCHASER has received the New Mining Plan, PURCHASER shall review the New Mining Plan and shall notify SELLER in writing whether the New Mining Plan is adequate for this Agreement. If PURCHASER determines that the New Mining Plan is not adequate. PURCHASER's notice to SELLER pursuant to this Section 2.5(b) shall specify the aspects of the New Mining Plan that, in PURCHASER's opinion, are inadequate. The following provisions shall then apply:

                (1) The Parties shall promptly consult in good faith concerning aspects of the New Mining Plan that PURCHASER has determined are inadequate.

                (2) Within thirty days after SELLER has received PURCHASER's notice pursuant to Section 2.5(b), SELLER may submit revisions to the New Mining Plan to correct the inadequacies identified in such notice.

                (3) Within sixty days after PURCHASER has received any revisions to the New Mining Plan from SELLER, PURCHASER shall review and evaluate such revisions and then notify SELLER in writing of PURCHASER's conclusions regarding such revisions.

            (c) PURCHASER shall evaluate the New Mining Plan, as modified by any revisions submitted pursuant to Section 2.5(b)(2), to determine whether it demonstrates that SELLER has the capability to produce coal from the Coal Property that meets the quality specifications and quantity requirements of this Agreement. If PURCHASER determines; in its reasonable judgment, that the New Mining Plan, as modified by any revisions submitted pursuant to Section 2.5(b)(2), fails to provide such demonstration, PURCHASER may then terminate this Agreement by giving SELLER written notice thereof, which shall specify the effective date of termination and shall be given at least six months prior to such date.

            (d) After PURCHASER has accepted the New Mining Plan, as modified by any revisions submitted pursuant to Section 2.5(b)(2), SELLER shall promptly notify PURCHASER in writing of (i) any material variations or deviations from the New Mining Plan and (ii) any substantial changes to the New Mining Plan or SELLER's mining operations, coal-processing operations, or transportation arrangements as set forth in the New Mining Plan.

            (e) PURCHASER's receipt, review, and acceptance of the New Mining Plan and any revisions submitted pursuant to Section 2.5(b)(2) shall not in any manner relieve SELLER of any of its duties or obligations under this Agreement; nor shall such receipt, review, and acceptance be construed as, or deemed to be, an approval of SELLER's proposed plans as prudent mining practices or a waiver of PURCHASER's rights and remedies under this Agreement for SELLER's failure to supply coal that complies with all requirements of this Agreement.

        2.6 QUANTITIES SUPPLIED UNDER SEPARATE AGREEMENTS. The Parties acknowledge that after the execution of this Agreement, (i) The C. Reiss Coal Company ("CRCC"), SELLER, and SALES AGENT may enter into an agreement for coal to be supplied from the Coal Property as feedstock for a synthetic fuel plant installed at Plant Branch near Milledgeville, Georgia ("CRCC Agreement") and
(ii) DTE Clover, LLC ("DTE") and SELLER may enter into an agreement for coal to be supplied from the Coal Property as feedstock for a synthetic fuel plant installed at the Clover Loading Facility near Bledsoe, Kentucky ("DTE Agreement"). The Parties agree that the quantities of coal supplied by SELLER to PURCHASER under this Agreement during the first Contract Year through the third Contract Year (2004 through 2006) shall be reduced by the quantities of coal, if any, actually supplied, during each Contract Year involved, by SELLER to CRCC under the CRCC Agreement ("CRCC Quantities") and to DTE under the DTE Agreement ("DTE Quantities"). With respect to the CRCC Quantities, if any, and the DTE Quantities, if any, the Parties further acknowledge as follows: (i) SELLER is released from its obligation to sell to PURCHASER, and PURCHASER is released from its obligation to buy from SELLER, all portions of the CRCC Quantities and all portions of the DTE Quantities; (ii) PURCHASER has provided no assurances regarding the quantities of coal that may be supplied to CRCC under the CRCC Agreement or to DTE under the DTE Agreement; and (iii) PURCHASER shall .have no liability to SELLER or SALES AGENT regarding sums owed by CRCC to SELLER or SALES AGENT for the CRCC Quantities or by DTE to SELLER or SALES AGENT for the DTE Quantities.

SECTION 3: TERM OF AGREEMENT

        The term of this Agreement shall commence at 11:59 p.m. on the Effective Date and shall continue in full force and effect through December 31, 2006, unless earlier terminated as provided in this Agreement. Shipments under this Agreement shall begin within two days after the Effective Date.

SECTION 4: BASE PRICE AND ADJUSTMENTS

        4.1 BASE PRICE

            (a) The Base Price as of the Effective Date, is * * *2 f.o.b. railcar at SELLER's Loading Facility (whether located at Hignite, Clover, Buckeye, Leatherwood, Burke, or Bevins Branch, Kentucky), which shall remain firm through * * *2, unless adjusted pursuant to Section 4.3.

            (b) The Base Price set forth in Section 4.1(a) includes, without limitation, all costs for mining, processing, marketing, or quality control work necessary to satisfy the requirements of this Agreement.

            (c) For each of SELLER's Loading Facilities, PURCHASER shall promptly issue to SELLER a purchase order reflecting the Base Price for Shipments from such loading facility; and from time to time thereafter. PURCHASER shall issue change orders to such purchase order(s) to reflect adjustments where appropriate, to the Base Price. Such purchase order(s) and change orders are for administrative and accounting purposes only and shall not constitute, nor be deemed to result in, any amendment, change, or modification of the terms and conditions of this Agreement.

        4.2 PRICE ADJUSTMENTS

            (a) The Base Price shall be adjusted, when appropriate, as provided in Sections 4.2 and 4.3. The Base Price, with any adjustments pursuant to Sections 4.2 and 4.3, shall be referred to as the "Adjusted Base Price."

            (b) Effective as of * * *2, the Base Price shall be adjusted to * * *2 per ton f.o.b. railcar at SELLER's Loading Facility (whether located at Hignite, Clover, Buckeye, Leatherwood, Burke, or Bevins Branch, Kentucky), which shall remain firm through * * *2, unless further adjusted pursuant to Section 4.3.

            (c) Effective as of * * *2, the Base Price shall be adjusted to * * *2 per ton f.o.b. railcar at SELLER's Loading Facility (whether located at Hignite, Clover, Buckeye, Leatherwood, Burke, or Bevins Branch, Kentucky), which shall remain firm through * * *2, unless further adjusted pursuant to Section 4.3.

            (d) The Base Price or the Adjusted Base Price, as the case may be, that applies to each Shipment shall be referred to as the "Billing Price" for such Shipment. The Billing Price for each Shipment shall be subject to the provisions of Sections 4.4 (calorific value adjustments), 4.5 (excess ash adjustments), 4.6 (grindability adjustments), and 4.7 (excess sulfur adjustments).

            (e) All calculations of adjustments to the Base Price, the Adjusted Base Price, or the Billing Price shall be carried to six decimal places and then rounded to four decimal places. No dispute concerning such adjustments shall in any way relieve any Party of its respective obligations of performance under this Agreement until such dispute is resolved.

        4.3 ADJUSTMENTS FOR CHANGES IN GOVERNMENTAL IMPOSITIONS

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                                      -8-

            (a) As used in this Agreement, the term "Governmental Imposition," whether in the singular or the plural, means taxes, fees, or obligations imposed on SELLER by any government or governmental agency, and resulting costs or savings, pursuant to a law or regulation that directly affects the production, mining, or loading of coal from the Coal Property. Governmental Impositions include taxes levied by a political subdivision. severance taxes on coal, and special fund assessments related to worker's compensation; but Governmental Impositions do not include (for the purpose of illustration and not limitation) any of the following: ad valorem taxes on land or improvements, unmined mineral taxes. assessments or premiums related to employee retirement or health benefits or similar employee welfare benefits (other than worker's compensation), costs incurred to comply with orders or decrees revoking SELLER's self-insurance privileges, or sales or use taxes (even if imposed on materials and supplies used in the production of coal under this Agreement).

            (b) The Base Price set forth in Section 4.1 (a) includes all costs of compliance by SELLER as of January 1, 2004, with all presently applicable taxes, fees, and costs of compliance with any surface or underground mine regulatory statutes and administrative regulations and rulings in effect as of January 1, 2004. The Base Price set forth in Section 4.1(a) also includes all costs of compliance with the Federal Surface Mining Control and Reclamation Act of 1977, as amended ("Act"), applicable to the mine or mines that SELLER currently operates or may develop on the Coal Property, including (without limitation) all costs associated with the following: (i) environmental protection performance standards under Sections 515 and 516 of the Act; (ii) inspection and monitoring by state or federal regulatory authorities; (iii) obtaining permits; and (iv) any performance bond that may be required under the Act. No price adjustment shall be made under any provision of Section 4.3 for costs associated with any presently applicable tax, fee, statute, regulation, or the like that was in effect as of January l, 2004, or was known as of January 1, 2004 (but not effective until thereafter) or that is expressly included in the Base Price as stated above in this Section 4.3(b), regardless of whether the Base Price fully reflected such costs.

            (c) To the extent not prohibited by or inconsistent with other provisions of Section 4.3, price adjustments shall be made for changes in Governmental Impositions that directly affect coal actually mined for delivery to PURCHASER under this Agreement and result from the following: (i) amendments after January 1, 2004, to presently applicable statutes or administrative regulations or rulings; (ii) requirements of entirely new statutes or administrative regulations or rulings that are enacted or promulgated after January 1, 2004; or (iii) final judgments, orders, or decrees issued by any court that reflect new and different interpretations of law; provided, however, that no price adjustment shall be made for changes in Governmental Impositions that result from the following: (x) any civil or criminal fine or penalty imposed as the result of SELLER's failure to comply with any statute, administrative regulation or ruling, or judgment, order, or decree of any court (unless PURCHASER shall have specifically authorized in writing the incurring of such fine or penalty); or (y) any change in the millage rate or valuation of property for purposes of assessing any existing ad valorem tax or unmined mineral tax.

            (d) In the event that after January 1, 2004, any change in a statute or administrative regulation or ruling imposes a new Governmental Imposition or removes, increases, or decreases an existing Governmental Imposition, SELLER shall promptly give PURCHASER written notice thereof and shall specify the amount and effective date of any claimed adjustment to the Base Price or Adjusted Base Price, as the case may be. that results from such change. In addition. such notice shall contain sufficient documentation and data to enable PURCHASER to review and quantify the effect of such change on SELLER's costs and to substantiate the amount of the claimed adjustment. Within sixty days after PURCHASER has received the notice from SELLER as required by this Section 4.3(d), the Parties shall jointly estimate and attempt to agree on the costs or savings resulting from such new Governmental Imposition or such removal, increase, or decrease in an existing Governmental Imposition during the remaining term of this Agreement. If the Parties agree on the amount of such costs or savings. the Base Price or the Adjusted Base Price, as the case may be, shall be further adjusted to reflect 100% of the amount of such costs or savings. PURCHASER shall have the right, but not the obligation, to give SELLER written notice of any such change and to seek an adjustment pursuant to this Section 4.3(d).

            (e) Any adjustment pursuant to Section 4.3(d) that results in an increase to the Base Price or the Adjusted Base Price, as the case may be, shall become effective on the later of the following: (i) the date on which the change in Governmental Impositions takes effect; or (ii) the date on which PURCHASER received the written notice from SELLER as required by Section 4.3(d). Any adjustment pursuant to Section 4.3(d) that results in a decrease in the Base Price or the Adjusted Base Price, as the case may be, shall become effective on the date on which the change in Governmental Impositions takes effect.

            (f) Notwithstanding the provisions of Sections 4.2(e) and 4.3(d), PURCHASER may terminate this Agreement in the following events: (i) a claimed adjustment pursuant to Section 4.3(d), together with any prior adjustments pursuant to Section 4.3(d), would make the then-current Billing Price for Shipments under this Agreement 10% or more greater than the Base Price set forth in Section 4.1(a); and (ii) the Parties cannot reach agreement on a new Billing Price to implement the claimed adjustment pursuant to Section 4.3(d). If PURCHASER exercises its right of termination under this Section 4.3(f), PURCHASER shall give SELLER written notice thereof, which shall specify the effective date of termination and shall be given at least ninety days prior to such date.

        4.4 CALORIFIC VALUE ADJUSTMENTS

            (a) The amount to be paid for Shipments under each purchase order issued by PURCHASER with respect to this Agreement shall be adjusted on a monthly basis according to the actual monthly weighted average "as received" calorific value (hereinafter referred to as "MWACV") of such Shipments, as determined from samples collected and analyzed in accordance with Sections 8.2 and 8.3. Each such adjustment shall be calculated as follows:

                (1) The MWACV (stated in Btu/lb.) of such Shipments shall first be divided by * * *3 Btu/lb. The resulting quotient shall be known as the "Calorific Adjustment Factor" for such Shipments.

                (2) Next the then-current Billing Price applicable to such Shipments (hereinafter referred to as "Applicable Price") shall be determined and used to make the following calculations:

                    (i) If the Calorific Adjustment Factor for such Shipments is greater than 1.0000, then the Calorific Adjustment Factor shall be multiplied by the Applicable Price. The Applicable Price shall then be subtracted from the resulting product, and the resulting difference shall be known as the "Calorific Adjustment Amount" for such month. The Calorific Adjustment Amount (a positive number in this situation) shall then be added

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                                      -10-
to the Applicable Price, and the resulting sum shall be known as the "Calorific Value Adjusted Price" for such month.

                    (ii) If the Calorific Adjustment Factor for such Shipments is less than 1.0000, then the Applicable Price shall be added to the actual transportation cost (stated on a per-ton basis) borne by PURCHASER (including, without limitation, railcar costs if such Shipments were transported in railcars owned or leased by PURCHASER). The resulting sum shall be known as the "Delivered Cost." The Delivered Cost shall then be multiplied by the Calorific Value Adjustment Factor. Next the Delivered Cost shall be subtracted from the resulting product, and the resulting difference shall constitute the Calorific Adjustment Amount for such month. The Calorific Adjustment Amount (a negative number in this situation) shall then be added to the Applicable Price, and the resulting sum shall constitute the Calorific Value Adjusted Price for such month.

            (b) PURCHASER shall calculate a separate Calorific Value Adjusted Price for Shipments made in each calendar month under each purchase order issued by PURCHASER with respect to this Agreement. The Adjustment mechanism set forth in Section 4.4(a) is further detailed and illustrated in Annex B, which is attached hereto and made a part of this Agreement: and such adjustments shall be made in accordance with Annex B.

        4.5 EXCESS ASH ADJUSTMENTS

            (a) In addition to other adjustments, the amount to be paid for Shipments under each purchase order issued by PURCHASER with respect to this Agreement shall be adjusted on a monthly basis if the actual monthly weighted average "as received" ash content (hereinafter referred to as "MWAAC") of such Shipments, as determined from samples taken and analyzed in accordance with Sections 8.2 and 8.3, exceeds * * *4. Each such adjustment shall be made after the calorific value adjustment for such Shipments (pursuant to Section 4.4) and shall be calculated as follows:

                (1) From the MWAAC (stated as a percentage) of such Shipments, *
* *4 shall first be subtracted. The difference (stated as a percentage) shall be multiplied by 100 (to eliminate the percentage in further calculations), and the resulting product shall be known as the "Ash Adjustment Factor" for such Shipments.

                (2) The Ash Adjustment Factor for such Shipments shall then be multiplied by * * *4 per ton: and the resulting product shall he subtracted from the Calorific Value Adjusted Price for such Shipments.

                (3) No adjustment under this Section 4.5(a) shall be made if the MWAAC of such Shipments is less than or equal to * * *4.

        (b) The adjustment mechanism set forth in Section 4.5(a) is further detailed and illustrated in Annex C, which is attached hereto and made a part of this Agreement; and such adjustments shall be made in accordance with Annex C.

        4.6 GRINDABILITY ADJUSTMENTS

        (a) In addition to other adjustments, the amount to be paid for a Shipment under any purchase order issued by PURCHASER with respect to this Agreement shall be adjusted if the actual "as received" Hardgrove Grindability Index ("HGI") value (hereinafter refereed to as "HGIV") for such Shipment, as determined from

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                                      -11-
samples taken and analyzed in accordance with Sections 8.2 and 8.3, is more than two units below * * *5. Each such adjustment shall be made after the calorific value adjustment for such Shipment (pursuant to Section 4.4) and the excess ash adjustment, if any, for such Shipment (pursuant to Section 4.5) and shall be calculated as follows:

                (1) The HGIV for such Shipment shall first be subtracted from *
* *5, and the resulting difference shall be known as the " HGI Adjustment Factor" for such Shipment.

                (2) The HGI Adjustment Factor for such Shipment shall then be multiplied by * * *5 per ton; and the resulting product shall be subtracted from the Calorific Value Adjusted Price, as reduced by any excess ash adjustment (pursuant to Section 4.5), for such Shipment.

                (3) No adjustment under this Section 4.6(a) shall be made if the HGIV for such Shipment is greater than or equal to * * *5.

            (b) The adjustment mechanism set forth in Section 4.6(a) is further detailed and illustrated in Annex D. which is attached hereto and made a part of this Agreement; and such adjustments shall be made in accordance with Annex D.

        4.7 EXCESS SULFUR ADJUSTMENTS

            (a) In addition to the foregoing provisions concerning adjustments to the amount to be paid for Shipments, the following provisions shall apply to all Shipments under this Agreement during each Contract Year in which the actual annual weighted average "as received" SO2 content (stated in lbs. SO2/MMBtu) (hereinafter referred to as "AWASC") of such Shipments, as determined from samples taken and analyzed in accordance with Section 8.2 and 8.3. exceeds * * *5:

                (1) From the AWASC of such Shipments, * * *5 shall first be subtracted. The number of lbs. SO,/MMBtu reflected in the resulting difference shall be known as the "Sulfur Adjustment Factor" for such Shipments

                (2) The Sulfur Adjustment Factor for such Shipments shall then be multiplied by the total Btu content (stated in MMBtu) of all Shipments under this Agreement during the Contract Year involved; and the resulting product (stated in lbs.) shall be divided by 2000 and rounded to the nearest whole unit. The amount resulting from such calculation shall be known as the "Excess Tons of S02" for such Contract Year. As soon as practicable after the end of such Contract Year (but no later than sixty days after the end of such Contract
Year), PURCHASER shall prepare and submit to SALES AGENT a statement that shall reflect the amount of Excess Tons of S02 for such Contract Year.

                (3) With respect to each Contract Year for which Excess Tons of S02 have been calculated as provided in this Section 4.7(a), SELLER shall transfer to PURCHASER the number of S02 allowances that is equal to the amount of Excess Tons of S02 set forth in the statement submitted by PURCHASER pursuant to Section 4.7(a)(2). Within thirty days after SALES AGENT has received such statement, SELLER shall submit to PURCHASER a completed EPA Allowance Transfer Form authorizing transfer of the required number of SO, allowances from SELLER's EPA account to an EPA account designated by PURCHASER.

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                                      -12-

                (4) No transfer of S02 allowances under this Section 4.7(a) shall be made if the AWASC of such Shipments is less than or equal to * * *6.

            (b) In addition to other adjustments (including, without limitation, any adjustment that may be available under Section 4.7(a)), PURCHASER may adjust the amount to be paid for any Shipment that is accepted by PURCHASER in which the actual "as received" sulfur content is greater than or equal to * * *6. Each such adjustment shall be subject to the following provisions:

                (1) The amount of such adjustment shall be * * *6 of the then-current Billing Price applicable to the Shipment, and such amount shall be deducted from the then-current Billing Price as liquidated damages for administrative costs and other incidental expenses related to the handling and disposition of the Shipment. The Parties hereby agree that such amount is a reasonable pre-loss estimate of PURCHASER's damages, which are difficult to measure, and that such amount is not intended as a penalty.

                (2) Such adjustment shall be made only if the Shipment is accepted by PURCHASER; and SELLER acknowledges that the remedy provided in this
Section 4.7(b) shall in no way obligate PURCHASER to accept the Shipment nor prevent PURCHASER from exercising other rights and remedies with respect to the Shipment (including, without limitation, the right to reject the Shipment as provided in Section 7.3).

            (c) The adjustment mechanisms set forth in Sections 4.7(a) and 4.7(b) are further detailed and illustrated in Annex E, which is attached hereto and made a pan of this Agreement; and such adjustments shall he made in accordance with Annex E.

        4.8 Calculation of Adjustments. Within sixty days after the end of each calendar month, PURCHASER shall calculate the adjustments to be made pursuant to Sections 4.4, 4.5, 4.6, and 4.7(b); and within sixty days after the end of each Contract Year, PURCHASER shall calculate the adjustment, if any, to be made pursuant to Section 4.7(a). PURCHASER shall submit to SALES AGENT a report showing such calculations for all Shipments during such calendar month or such Contract Year, as the case may be, under each purchase order issued by PURCHASER with respect to this Agreement. Such report shall include the analyses of Shipments on which such calculations are based and shall state the amount to be paid by PURCHASER for such Shipments, as determined in accordance with the applicable provisions of this Agreement. The adjustments provided in Sections
4.4. 4.5. 4.6. and 4.7 are cumulative in nature and are in addition to any other rights or remedies available to PURCHASER under this Agreement, at law, or in equity.

SECTION 5: PRICE REVIEWS

        5.1 General Provisions for Price Reviews. Notwithstanding the price adjustment provisions of Section 4.2, either PURCHASER or SELLER may elect to have a price review conducted concerning * * *6 tons ("Review Tonnage") of the Base Tonnage to be supplied under this Agreement * * *6. Such price reviews may result in prices for the Base Tonnage during the * * *6 that are different from the Base Price, as adjusted under Section 4.2, and shall be conducted as follows:

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                                      -13-

            (a) At any time during the period from * * *7, through * * *7 (but not more than once during such period), either PURCHASER Or SELLER may elect to have a price review conducted concerning the Review Tonnage for the * * *7. If SELLER elects to have a price review conducted. SELLER shall give PURCHASER written notice of such election; or if PURCHASER elects to have a price review conducted. PURCHASER shall give SALES AGENT written notice of such election. Such notice, whether given by SELLER or PURCHASER, shall be sent no later than *
* *7; provided, however, that after such notice is sent, the notice may not be withdrawn or rescinded unless the Parties subsequently agree not to conduct a price review for the * * *7. In the event that both SELLER and PURCHASER send such notices, only one price review shall be conducted for the * * *7.

            (b) At any time during the period from * * *7, through * * *7 (but not more than once during such period),. either PURCHASER or SELLER may elect to have a price review conducted concerning the Review Tonnage for the * * *7. If SELLER elects to have a price review conducted. SELLER shall give PURCHASER written notice of such election: or if PURCHASER elects to have a price review conducted. PURCHASER shall give SALES AGENT written notice of such election. Such notice, whether given by SELLER or PURCHASER, shall be sent no later than *
* *7; provided, however, that after such notice is sent, the notice may not be withdrawn or rescinded unless the Parties subsequently agree not to conduct a price review for the * * *7. In the event that both SELLER and PURCHASER send such notices, only one price review shall be conducted for the * * *7.

            (c) Promptly after PURCHASER has received a written notice from SELLER pursuant to Section 5.1 (a) or 5.1 (b) or has sent a written notice to SALES AGENT pursuant to Section 5.1 (a) or 5.1(b), PURCHASER shall conduct a price review concerning the Review Tonnage as follows:

                (1) PURCHASER shall first solicit bids from other coal suppliers to supply coal produced from mines * * *7 during the * * *7 under terms and conditions similar to the terms and conditions of this Agreement; provided, however, that if PURCHASER changes its strategy for compliance with Environmental-Related Requirements (as defined in Section 11.2(a)) after January 1, 2004, PURCHASER may decide, in the exercise of its reasonable judgment, to use * * *7 with specifications different from the specifications set forth in
Section 7.1(a) and may consider * * *7 with such different specifications in conducting the price review. PURCHASER shall consider only bona fide offers received from viable suppliers ("Qualifying Offers") in evaluating bids submitted to PURCHASER in response to such solicitation.

                (2) Based on Qualifying Offers received * * *7 in which the price review is conducted, PURCHASER shall then determine the lowest weighted average delivered cost ("Lowest Delivered Cost") as of * * *7 of the next * * *7 for * * *7 of * * *7 that PURCHASER could buy from one or more suppliers who have submitted Qualifying Offers for delivery during the * * *7. In determining the Lowest Delivered Cost related to each price review, PURHASER shall take into account then-current costs for transportation, taxes, S02 allowances, NOx allowances, and other applicable emission allowances related to each Qualifying Offer.

                (3) After PURCHASER has determined the Lowest Delivered Cost as of * * *7 of the next * * *7, the following provisions shall apply:

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                                      -14-

                    (i) With respect to the price review, if any, for the * * *8, PURCHASER shall calculate, based on the Lowest Delivered Cost as of * * *8, an equivalent price f.o.b. railcar at SELLER's Loading Facility at * * *8, as of
* * *8 that would apply to the Review Tonnage if supplied from one or more of SELLER's Loading Facilities during the * * *8. PURCHASER shall calculate the * * *8 and give SALES AGENT written notice of the * * *8 within sixty days after PURCHASER has sent or received, as the case may be, the notice pursuant to
Section 5.1(a). After the * * *8 is given, the provisions of Section 5.2 shall apply.

                    (ii) With respect to the price review, if any, for the * * *8, PURCHASER shall calculate, based on the Lowest Delivered Cost as of * * *8, an equivalent price f.o.b. railcar at SELLER's Loading Facility at * * *8, as of
* * *8 that would apply to the Review Tonnage if supplied from one or more of SELLER's Loading Facilities during the * * *8. PURCHASER shall calculate the * * *8 and give SALES AGENT written notice of the * * *8 within sixty days after PURCHASER has sent or received, as the case may be, the notice pursuant to
Section 5.1(b). After the * * *8 is given, the provisions of Section 5.3 shall apply.

                    (iii) The Parties acknowledge and agree that in determining the * * *8 and the * * *8, PURCHASER shall not consider potential purchases of synthetic fuel or other alternative fuel.

            (d) PURCHASER shall thereafter calculate the adjustments, if any, to the * * *8 as provided in Section 5.2(b)(3). All calculations of the * * *8 and the * * *8, as the case may be, and any adjustments thereto shall be carried to six decimal places and then rounded to four decimal places.

            (e) Regardless of whether a price review is conducted during a * * *8, either SELLER or PURCHASER may elect to have a price review conducted during any * * *8.

        5.2 * * *8. With respect to the price review, if any, for the * * *8, the following provisions shall apply after the * * *8 is given:

            (a) Within fifteen days after SALES AGENT has received the * * *8, SALES AGENT shall decide whether (i) to accept the * * *8 or (ii) to reduce the Base Tonnage by * * *8 tons for the * * *8. SALES AGENT shall give PURCHASER written notice of such decision no later than the fifteenth day after SALES AGENT received the * * *8.

            (b) if SALES AGENT decides to accept the * * *8 and gives timely the written notice required from SALES AGENT under Section 5.2(a), the following provisions shall apply:

                (1) PURCHASER shall calculate a weighted average price for all Shipments during * * *8, which shall be based on (i) * * *8 and (ii) * * *8.

                (2) The * * *8 shall become effective as of * * *8, and shall remain firm through * * *8, unless adjusted after * * *8, pursuant to Section
4.3. The * * *8 shall apply to all Shipments during the * * *8.

                (3) The * * *8 shall be adjusted after * * *8, by increasing the
* * *8. The * * *8, as adjusted pursuant to this Section 5.2(b)(3), shall be known as the * * *8. The * * *8 shall remain firm through * * *8, unless further adjusted pursuant to Section 4.3, and shall be applied thereafter as provided in
Section 5.3(b)(1).

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                                      -15-

            (c) If SALES AGENT decides not to accept the * * *9 or fails to give timely the written notice required from SALES AGENT under Section 5.2(a), the Base Tonnage for the * * *9 shall automatically be reduced to * * *9.

        5.3 * * *9. With respect to the price review, if any, for the * * *9, the following provisions shall apply after the * * *9 is given:

            (a) Within fifteen days after SALES AGENT has received the * * *9, SALES AGENT shall decide whether (i) to accept the * * *9 or (ii) to reduce the Base Tonnage by * * *9 for the * * *9. SALES AGENT shall give PURCHASER written notice of such decision no later than the fifteenth day after SALES AGENT received the * * *9.

            (b) If SALES AGENT decides to accept the * * *9 and gives timely the written notice required from SALES AGENT under Section 5.3(a), the following provisions shall apply:

                (1) PURCHASER shall calculate a weighted average price for all Shipments during the * * *9, which shall be based on (i) * * *9 and (ii) one of the following, as appropriate:

                    (A) * * *9; or

                    (B) * * *9.

                (2) * * *9.

            (c) if SALES AGENT decides not to accept the * * *9 or fails to give timely the written notice required from SALES AGENT under Section 5.3(a). the Base Tonnage for the * * *9 shall automatically be reduced to (i) * * *9, or
(ii) * * *9.

SECTION 6: QUANTITY REQUIREMENTS

        6.1 Base Tonnage. Except as otherwise provided in this Agreement, SELLER shall supply to PURCHASER, and PURCHASER shall purchase from SELLER, the Base Tonnage of 3,000,000 tons of coal during each Contract Year, which shall be supplied in approximately equal monthly Shipments.

        6.2 Quarterly Amount. The Quarterly Amount for each Quarter of each Contract Year is 750,000 tons.

        6.3 Reductions in Base Tonnage and Quarters Amount. Notwithstanding the provisions of Sections 6.1 and 6.2. the following provisions shall apply:

            (a) The Base Tonnage for the first Contract Year (2004) shall be reduced by the quantity of coal actually supplied by SELLER to PURCHASER under the Prior Agreement during the period from (i) January 1, 2004, through (ii) the Effective Date. The Quarterly Amount for the first Quarter of the first Contract Year shall be reduced by the quantity of coal actually supplied by SELLER to PURCHASER under the Prior Agreement during the period from (i) January 1, 2004, through (ii) March 31, 2004; and the Quarterly Amount for the second Quarter of the first Contract Year shall be reduced by the quantity of coal. if any, actually supplied by SELLER to PURCHASER under the Prior is Agreement during the period from (i) April 1, 2004 through (ii) June 30, 2004.

            (b) The Base Tonnage for each Contract Year after the first Contract Year (2004) may be reduced, as provided in Sections 5.2(c) and 5.3(c), in connection with price reviews conducted under this Agreement; and for

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                                      -16-
each Quarter of a Contract Year in which the Base Tonnage is reduced, the Quarterly Amount shall be proportionately reduced. (For example, if the Base Tonnage for 2005 were reduced to 2,000,000 tons, the Quarterly Amount for each Quarter of 2005 would be reduced to 500,000 tons.) Any reduction in the Base Tonnage for a Contract Year shall automatically reduce the Base Tonnage for each subsequent Contract Year, and all reductions in the Base Tonnage shall be cumulative. (For example, if the Base Tonnage for 2005 were reduced to 2,000,000 tons, the Base Tonnage for 2006 would automatically be reduced to 2,000,000 tons and would be subject to further reduction pursuant to Section 5.3(c).)

        6.4 SHORTFALLS IN SHIPMENTS

            (a) During each Quarter of each Contract Year, SELLER shall supply no less than (i) 90% of the Quarterly Amount for such Quarter and (ii) the amount of the Tonnage Shortfall, if any, for the immediately preceding Quarter. (The sum of the (i) amount and the (ii) amount is hereinafter referred to as the "Quarterly Requirement.") Notwithstanding the foregoing provisions of this
Section 6.4(a), the following provisions shall apply:

                (1) If SELLER supplies, during a Quarter, more than 100% of the Quarterly Requirement for such Quarter. the amount by which the quantity actually supplied during such Quarter exceeds the Quarterly Requirement for such Quarter shall be known as the "Excess Amount." SELLER may reduce the Quarterly Requirement for any subsequent Quarter by an amount up to (but not exceeding) the Excess Amount; provided, however, that SELLER shall remain obligated to supply, during such subsequent Quarter, no less than 90% of the Quarterly Amount for such subsequent Quarter. If SELLER intends to reduce the Quarterly Requirement for a subsequent Quarter pursuant to this Section 6.4(a)(1), SELLER shall give PURCHASER written notice of such reduction within thirty days after the end of the Quarter in which the Excess Amount was supplied; and such notice shall specify the amount of such reduction and the subsequent Quarter in which such reduction shall occur.

                (2) If PURCHASER exercises its right under Section 6.4(b) to buy replacement coal for some or all of a Tonnage Shortfall, SELLER shall be excused from its obligation to supply that portion of the Tonnage Shortfall for which PURCHASER has bought replacement coal.

            (b) In the event that (i) SELLER fails to supply the Quarterly Requirement during any Quarter and (ii) such failure does not result from an event of force majeure (whether under the terms of Section 11.1 or under the Rail Contract) or a cause or circumstance within PURCHASER's control, then PURCHASER may buy replacement coal and hold SELLER liable for the cost of such replacement coal as provided in Section 6.4(d).

            (c) In the event that (i) SELLER fails to supply 100% of the Base Tonnage (as reduced where appropriate under Section 6.3) during any Contract Year and (ii) such failure does not result from an event of force majeure (whether under the terms of Section 11.1 or under the Rail Contract) or a cause or circumstance within PURCHASER's control, then PURCHASER may buy replacement coal and hold SELLER liable for the cost of such replacement coal as provided in
Section 6.4(d).

            (d) If PURCHASER exercises its right to buy replacement coal and hold SELLER liable for the cost of such replacement coal, the following provisions shall apply:

                (1) PURCHASER shall first determine the amount of the Tonnage Shortfall for the Shortfall Period involved and shall give SELLER written notice of such amount. PURCHASER may then buy replacement coal (of similar, but not exactly the same, quality) from one or more third parties in an amount up to (but not exceeding) the amount of the Tonnage Shortfall and arrange to have such replacement coal supplied at such times as PURCHASER deems appropriate during the twelve-month period after the end of the Shortfall Period involved.

                (2) SELLER shall be liable to PURCHASER for the difference between (i) the actual delivered cost incurred by PURCHASER (including, without limitation, the costs of transportation, SO2 emission allowances, NOx emission allowances, and taxes) to obtain such replacement coal and (ii) the delivered cost of SELLER's coal (including, without limitation, the costs of transportation, SO2 emission allowances, NOx emission allowances, and taxes) as of the end of the Shortfall Period involved.

            (e) After PURCHASER has determined the amounts for which SELLER is liable under Section 6.4(d)(2), PURCHASER shall promptly prepare and submit to SELLER an invoice for such amounts. SELLER shall pay the amounts reflected in such invoice within fourteen days after SELLER has received such invoice. If SELLER fails to pay such amounts within such fourteen-day period, PURCHASER may immediately set off such amounts against, and deduct such amounts from, one or more payments due from PURCHASER to SELLER or SALES AGENT under this Agreement. PURCHASER may retain all sums deducted from such payments pursuant to this
Section 6.4(e) as satisfaction of the amounts owed by SELLER to PURCHASER under
Section 6.4(d)(2) and may recover any remaining amounts from SELLER as provided by law.

            (f) Notwithstanding the provisions of Section 6.4(c), PURCHASER may elect, in its sole discretion, to require SELLER to make up the Tonnage Shortfall for any Contract Year under the following circumstances and conditions:

                (1) PURCHASER may exercise such right in the event that (i) SELLER fails to supply 100% of the Base Tonnage (as reduced where appropriate under Section 6.3) during any Contract Year and (ii) such failure does not result from an event of force majeure (whether under the terms of Section 14.1 or under the Rail Contract) or a cause or circumstance within PURCHASER's control.

                (2) PURCHASER shall calculate the difference between (i) the amount of the Base Tonnage (as reduced where appropriate under Section 6.3) for the Contract Year involved and (ii) the actual quantity of coal supplied under this Agreement during such Contract Year. (Such difference is hereinafter referred to as "Annual Shortfall.") Within sixty days after the end of the Contract Year in which the Annual Shortfall occurred ("Shortfall Year"), PURCHASER shall give SALES AGENT written notice that PURCHASER has decided to make up some or all of the Annual Shortfall. Such notice shall specify the quantity of the Annual Shortfall that PURCHASER has decided to have made up ("Makeup Quantity") and shall set forth a proposed loading schedule for the Makeup Quantity. Upon SALES AGENT's receipt of such notice, the Parties shall immediately enter into discussions in a good-faith effort to establish a loading schedule for the Makeup Quantity to be supplied during the twelve-month period after the end of the Shortfall Year.

                (3) If the Parties establish a loading schedule for the Makeup Quantity as provided in Section 6.4(f)(2), SELLER shall supply the Makeup Quantity according to such schedule. The Billing Price for all portions of the Makeup Quantity shall be determined according to the Billing Price in effect at the end of the Shortfall Year.

                (4) If the Parties fail to establish, within ninety days after the end of the Shortfall Year, a loading schedule that is mutually acceptable to the Parties, PURCHASER may buy, at any time during the twelve-month period after the end of the Shortfall Year, replacement coal and hold SELLER liable for the cost of replacement coal as provided in Section 6.4(d), in which event no additional notice from PURCHASER to SELLER under Section 6.4(d)(l) shall be required.

        (g) The provisionsof Section 6.4 shall survive the termination or expiration of this Agreement.

SECTION 7: QUALITY REQUIREMENTS

        7.1 COAL SPECIFICATIONS

            (a) Each Shipment under this Agreement shall be either "run-of-mine" or "washed run-of-mine" coal or a blend of "run-of-mine" and "washed run-of-mine" coal, shall be three inches and under in size (3" x 0") as defined in the then-current American Society for Testing and Materials ("ASTM") D-431 "Standard for Designating Size of Coal" with no intermediate size fractions added or removed, shall not contain more than 50% of particles less than 1/4 inch in size, and shall be prepared so as to be free from excess quantities of pond fines, washer fines and refuse, bone, slate, shale, fireclay, rock, loose clay, and extraneous materials (including, without limitation, plastic, rubber, iron, wood. and other waste materials). In addition, each Shipment shall conform to the following analysis (all percentages shown being percentages by weight):

                                             "As Received"           "As Received"         "As Received"
                                            Monthly Weighted       Suspension Limits     Rejection Limits
               Specifications            Average Requirements*     (Per Unit Train)      (Per Unit Train)
               --------------            ---------------------     ----------------      ----------------
          Maximum Moisture (total)              * * *10                 * * *10               * * *10
                 Maximum Ash                    * * *10                 * * *10               * * *10
             Maximum Pounds SO2                 * * *10                 * * *10               * * *10

           Minimum Volatile Matter              * * *10                 * * *10               * * *10
       Minimum Ash Fusion Temperature-          * * *10                 * * *10               * * *10
           Softening (H=W reducing
                 atmosphere)
            Minimum Grindability                * * *10                 * * *10               * * *10
       (Hardgrove Grindability Index)
           Minimum Calonfic Value               * * *10                 * * *10               * * *10

       *These parameters are monthly weighted average requirements, except as otherwise noted.
       **The "As Received" Rejection Limit for Maximum Pounds SO, shall automatically change to * * *10

            (b) In the event that PURCHASER experiences operational difficulties due to excessive impurities or contaminants in the coal supplied under this Agreement. PURCHASER shall promptly give written notice to SELLER; and the Parties shall work in good faith to identify and eliminate the cause(s) of such problems and to develop a mutually acceptable plan for continuation of Shipments.

            (c) In order to comply with the nitrogen oxide ("NOx") provisions of the Clean Air Act Amendments of 1990. as amended. judicial and administrative interpretations thereof, and regulations promulgated thereunder ("Clean Air Requirements"), PURCHASER may analyze the coal supplied under this Agreement to determine (in PURCHASER's sole judgment) whether SELLER's coal, when used at the destination plant, causes the destination plant to exceed applicable NOx emission limitations of the Clean Air Requirements. In performing such analysis. PURCHASER may evaluate the combination of (i) the percent nitrogen, (ii) the ratio of fixed carbon to volatile matter, and (iii) other coal quality characteristics of SELLER's coal by using an Electric Power Research Institute product referred to as the EPRI NOx/LOI Predictor (EPRI TR-109208 or subsequent versions). PURCHASER may

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                                      -20-
also consider its actual operating experience with SELLER's coal and the amount of NOx emissions produced by using SELLER's coal at the destination plant.

            (d) In the event that PURCHASER determines, as provided in Section 7.1(c). that SELLER's coal has caused or is causing the destination plant to exceed applicable NOx emission limitations of the Clean Air Requirements, then PURCHASER may terminate this Agreement by giving SELLER written notice thereof, which shall specify the effective date of termination and shall be given at least thirty days prior to such date.

        7.2 REIMBURSEMENT FOR EQUIPMENT DAMAGE. SELLER shall reimburse PURCHASER for all damage to PURCHASER's equipment directly caused by any extraneous material loaded with any Shipment, as well as for damages to PURCHASER's equipment caused by any Shipment that fails to meet the specifications set forth in Section 7.1; provided, however, that SELLER shall not be liable for lost generating capacity or lost production of electricity.

        7.3 REJECTION OF SHIPMENTS

            (a) In addition to and not as a limitation on PURCHASER's other rights or remedies under this Agreement, PURCHASER may, reject any Shipment under any one or more of the following circumstances: (i) the Shipment fails to comply with one or more of the "As Received" Rejection Limits set forth in
Section 7.1(a); (ii) the Shipment fails to comply with the coal size specifications set forth in Section 7.l (a); (iii) the Shipment contains extraneous material as described in Section 7.1(a); (iv) the Shipment fails to comply with the loading requirements set forth in Section 9.2; or (v) the Shipment contains coal that was mined or produced from a source other than the Coal Property without obtaining PURCHASER's prior written consent. PURCHASER shall give SELLER prompt notice, orally or in writing, of the rejection of a Shipment. After receipt of such notice. SELLER shall not resume Shipments under this Agreement until the coal quality or other deficiency has been corrected to PURCHASER's satisfaction. In the event that PURCHASER rejects a Shipment, then SELLER shall immediately remove, at SELLER's expense, the Shipment from PURCHASER's facilities or from transportation equipment and shall reimburse PURCHASER for all charges and costs (including, without limitation, transportation costs) incurred by PURCHASER in connection with the equipment.

            (b) In the event that PURCHASER, in its sole discretion, accepts any Shipment for which the as received" analysis exceeds any one or more of the "As Received" Rejection Limits set forth in Section 7.1(a), then the following price adjustments shall apply and shall be in addition to (i) the calorific value and excess ash adjustments, if any, for the Shipment (pursuant to Sections 4.4 and 4.5) and (ii) any other adjustment for the Shipment (pursuant to Section 4.6 or 4.7):

                * * *11

        The price adjustment mechanisms set forth in this Section 7.3(b) are further detailed and illustrated in Annex F, which is attached hereto and made a part of this Agreement.

            (c) PURCHASER's election to accept a Shipment that fails to comply with any one or more of the "As Received" Rejection Limits set forth in Section 7.1(a) and to apply one or more of the price adjustments under

-------
  11    Confidential material redacted and filed separately with the Commission.

Section 7.3(b) shall not affect any of PURCHASER's other rights and remedies under this Agreement (including, without limitation, PURCHASER's right to reject subsequent Shipments that fail to comply with any one or more of the "As Received" Rejection Limits set forth in Section 7.l (a)).

            (d) In addition to the provisions set forth in Section 8.2 regarding sampling, PURCHASER may collect samples of one or more Shipments while they are in transit and may analyze such samples for the purpose of determining whether to accept or to reject such Shipment(s) for failure to comply with the specifications set forth in Section 7.1 or other terms and conditions of this Agreement. In the case of any Shipment that is accepted, the samples of the Shipment taken in transit and the results of such analyses shall not be used for other purposes; and the provisions in Sections 8.2 and 8.3 shall apply.

        7.4 SUSPENSION AND TERMINATION FOR QUALITY VARIATIONS

            (a) In addition to and not as a limitation on PURCHASER's other rights or remedies under this Agreement. PURCHASER may suspend Shipments immediately, by giving written notice to SELLER, under any one or more of the following circumstances: (i) any Shipment fails to comply with one or more of the "As Received" Suspension :Limits set forth in Section 7.1(a); (ii) any Shipment contains extraneous material as described in Section 7.1(a); (iii) any Shipment fails to comply with the loading requirements set forth in Section 9.2; or (iv) any Shipment contains coal that was mined or produced from a source other than the Coal Property without obtaining PURCHASER's prior written consent. PURCHASER, at its sole option, may accept any Shipment(s) in transit at the time such notice is given. Three or more suspensions under this Agreement during any consecutive ninety-day period shall be deemed a material breach of this Agreement, for which PURCHASER, in its sole discretion, may terminate this Agreement immediately by giving SELLER written notice thereof, which shall specify the effective date of termination.

            (b) After a notice of suspension is given pursuant to Section 7.4(a), PURCHASER may terminate this Agreement, as provided in Section 7.4(c), unless SELLER gives adequate assurance, within fifteen days after SELLER has received such notice, that SELLER can and will comply with the specifications set forth in Section 7.1 and the other requirements of this Agreement. Such assurance may, at PURCHASER's sole option, be provided by means of a complying test Shipment scheduled and sampled by such method as is acceptable to PURCHASER. SELLER shall bear all special handling costs associated with any test Shipment (including, without limitation, costs related to transportation and stockpile segregation). Any Tonnage Shortfall resulting from a suspension under
Section 7.4(a) shall not be supplied at a later time unless PURCHASER, in its sole discretion, directs SELLER to make up the Tonnage Shortfall. If PURCHASER elects to make up the Tonnage Shortfall, the Parties shall agree on a schedule that shall allow the Tonnage Shortfall to be supplied within a period no longer than twelve months after Shipments have resumed: and the term of this Agreement may be extended to accommodate such schedule. The price to be paid for any such makeup tons shall be determined according to the Billing Price in effect during the period in which Shipments were suspended.

            (c) If (i) PURCHASER does not receive, within thirty days after SELLER's receipt of a notice of suspension pursuant to Section 7.4(a), adequate assurance of SELLER's ability to supply coal that complies with the requirements of this Agreement or (ii) a test Shipment under Section 7.4(b) fails to comply with such requirements.

PURCHASER shall notify SELLER of such circumstance. At the same time, PURCHASER may cancel the remaining Shipments to be supplied under this Agreement and may terminate this Agreement immediately by giving SELLER written notice thereof. which shall specify the effective date of termination.

            (d) In the event that PURCHASER suspends Shipments pursuant to
Section 7.4(a) or terminates this Agreement pursuant to Section 7.4(a) or 7.4(c). SELLER shall reimburse PURCHASER for all freight charges or other costs that are caused by such suspension and are incurred by PURCHASER as a result of reduced tonnages transported under the Rail Contract. The payment obligation imposed on SELLER by this Section 7.4(d) is in the nature of a cost adjustment and is without prejudice to, and in addition to, such other rights or remedies that PURCHASER may have under other provisions of this Agreement or at law or in equity.

        7.5 CANCELLATION AND TERMINATION

            (a) In addition to and not as a limitation on PURCHASER's other rights or remedies under this Agreement. PURCHASER may cancel the remaining Shipments to be supplied under this Agreement and may terminate this Agreement immediately under any one or more of the following circumstances: (i) 30% or more of all Shipments during a thirty-day period, following a notice of suspension pursuant to Section 7.4(a), fail to comply with one or more of the "As Received" Monthly Weighted Average Requirements set forth in Section 7.1 (a) with respect to moisture, ash, volatile matter, and calorific value or with one or more of the per-Shipment requirements set forth in Section 7.1 (a) with respect to AFT and grindability; (ii) Shipments, When averaged over two consecutive calendar months, fail to comply with one or more of the "As Received" Monthly Weighted Average Requirements set forth in Section 7.1 (a) with respect to moisture, ash, volatile matter, and calorific value or with one or more of the per-Shipment requirements set forth in Section 7.1(a) with respect to AFT and grindability; (iii) the SO2 content of Shipments, when averaged over two consecutive Contract Years * * *12; (iv) SELLER fails to supply at least 75% of the Quarterly Amount to be supplied during any Quarter and such failure is not excused by force majeure (whether under the terms of Section IL 1 or under the Rail Contract) or a cause or circumstance within PURCHASER's control; (v) any Shipment contains coal that was mined or produced from a source other than the Coal Property without obtaining PURCHASER's prior written approval; or (vi) SELLER has engaged in any fraudulent or illegal conduct in connection with its performance under this Agreement.

            (b) PURCHASER shall exercise its right of termination under Section 7.5(a) by giving SELLER written notice thereof., which shall specify the effective date of termination.

        7.6 COSTS RELATED TO TERMINATION. In the event that PURCHASER terminates this Agreement pursuant to Section 7.4, 7.5, or 10.1, then SELLER shall reimburse PURCHASER for all charges or costs actually incurred by PURCHASER under the Rail Contract as a result of the termination of this Agreement. PURCHASER's rights of termination under Sections 7.4, 7.5, and 10.1 and reimbursement under this Section 7.6 are in addition to any other rights or remedies provided to PURCHASER under Section 7.7 or available to PURCHASER at law or in equity for SELLER's failure to supply coal that complies with the requirements of this Agreement.

-------
  12    Confidential material redacted and filed separately with the Commission.

        7.7 REPLACEMENT COAL. In the event that PURCHASER terminates this Agreement under Section 7.4(a), 7.4(c), 7.5(a), or 10.1, then PURCHASER may buy replacement coal and hold SELLER liable for the cost of replacement coal under the following circumstances and conditions:

            (a) PURCHASER shall first determine the remaining quantity of coal to be supplied under this Agreement (calculated according to the quantities set forth in Section 6.1, as reduced where appropriate under Section 6.3) as of the effective date of termination ("Remaining Quantity") and shall give SELLER written notice of the Remaining Quantity. PURCHASER may then buy, from time to time, replacement coal (of similar, but not exactly the same, quality) from one or more third parties in an amount up to (but not exceeding) the amount of the Remaining Quantity and arrange to have such replacement coal supplied at such times as PURCHASER deems appropriate prior to December 31, 2006.

            (b) SELLER shall be liable to PURCHASER for the difference between
(i) the actual delivered cost incurred by PURCHASER (including, without limitation, the costs of transportation, SO2 emission allowances. NOx emission allowances, and taxes) to obtain such replacement coal and (ii) the delivered cost of SELLER's coal (including, without limitation, the costs of transportation, SO2 emission allowances, NOx emission allowances, and taxes) as of the effective date of termination. SELLER shall also be liable to PURCHASER for charges and costs related to such termination as provided in Section 7.6.

            (c) After PURCHASER has determined the amounts for which SELLER is liable under Section 7.7(b), PURCHASER shall promptly prepare and submit to SELLER an invoice for such amounts. SELLER shall pay the amounts reflected in such invoice within fourteen days after SELLER has received such invoice. If SELLER fails to pay such amounts within such fourteen-day period, PURCHASER may immediately set off such amounts against, and deduct such amounts from, one or more payments due from PURCHASER to SELLER or SALES AGENT under this Agreement. PURCHASER may retain all sums deducted from such payments pursuant to this
Section 7.7(c) as satisfaction of the amounts owed by SELLER to PURCHASER under
Section 7.7(b) and may recover any remaining amounts from SELLER as provided by law.

            (d) The provisions of Section 7.7 shall survive the termination or expiration of this Agreement.

SECTION 8: WEIGHING AND SAMPLING

        8.1 WEIGHING OF SHIPMENTS

            (a) Unless the Parties otherwise agree. SELLER shall determine the net weight of each Shipment under this Agreement on a certified scale at SELLER's Loading Facility at Hignite, Clover, Buckeye, Leatherwood, Burke, or Bevins Branch, Kentucky. SELLER shall bear all costs related to obtaining an acceptable weight for each Shipment and shall report the weight on the shipping notice provided for the Shipment pursuant to Section 9.3. Stenciled tare weights shall not be used in calculating the net weight of any Shipment. PURCHASER shall have the option, which may be exercised at any time during the term of this Agreement, to weigh Shipments, for governing purposes and at PURCHASER's expense, on a certified scale at the destination plant or such other point as is specified by PURCHASER.

            (b) SELLER shall operate its weighing system in a manner that is acceptable to PURCHASER and the rail carrier and shall maintain and test the weighing system in accordance with the rules and regulations contained in the then-current Association of American Railroads "Scale Handbook" which are based on the National Institute of Standards and Technology "Handbook 44" entitled "Specifications, Tolerances and Other Technical Requirements for Commercial Weighing and Measuring Devices." The following provisions shall also apply to the operation of the weighing system:

                (1) The weighing system shall be tested and certified on a semiannual basis and shall be maintained at all times as close as practicable to the condition established during the certification tests. If a coupled-in-motion ("CIM") track scale is used, an initial "as used" test shall be performed using the number of railcars normally tendered. The "as used" test shall be conducted in two parts: (i) the test shall first be performed to certify the CIM scale to weigh a unit train with empty railcars; and (ii) the test shall then be performed to certify the CIM scale to weigh a unit train with loaded railcars. Subsequent certification tests utilizing a smaller number of railcars may be acceptable if such tests are demonstrated to represent the "as used" test.

                (2) SELLER shall promptly notify PURCHASER, orally or in writing, of all maintenance work on the weighing system, other than routine maintenance activities, or any modifications to the system.

                (3) PURCHASER or its representative may observe the weighing of any Shipment under this Agreement.

                (4) In the event that the weighing system ceases to operate properly, then SELLER shall immediately notify PURCHASER or its representative, orally or in writing,.to determine the course of action to be taken concerning subsequent Shipments under this Agreement; and PURCHASER's representative may direct SELLER to delay or stop the loading of any one or more Shipments under this Agreement. After any such direction is given, the following provisions shall apply:

                    (i) SELLER shall immediately delay or stop, as the case may be, the loading of such Shipment(s); and SELLER shall pay all charges and costs incurred by PURCHASER as a result of such delay or stoppage in the loading of such Shipment(s).

                    (ii) SELLER shall repair the weighing system as soon as practical, and Shipments under this Agreement shall not resume until (i) such repair is completed or (ii) the Panies mutually agree on a method for weighing Shipments under this Agreement.

            (c) In the event that SELLER fails to provide the weight of any Shipment, then PURCHASER shall determine the method by which the weight of the Shipment shall be obtained; and such method may not be the same as that required under the Rail Contract.

            (d) In addition to its own representative, PURCHASER may have members of regulatory bodies having jurisdiction over SELLER's weighing system present to observe the weighing of any Shipment under this Agreement. If PURCHASER at any time questions the accuracy of the weight of any Shipment, PURCHASER shall promptly notify SELLER. orally or in writing: and SELLER shall then permit PURCHASER's representative to test SELLER's weighing system or weighing methods. If such tests show that the weighing system is out of tolerance (as established by the applicable standards), SELLER shall take appropriate steps to adjust the weighing system to an accurate condition. In the event that the Parties are unable to agree upon such tests and adjustments to the weighing system and weighing methods, then a qualified third party, mutually chosen by the Parties, shall test and adjust the weighing system and weighing methods to a condition of accuracy: and the Parties shall bear equally the cost of such testing and adjustment.

            (e) If the tests conducted pursuant to Section 8.1(d) show that SELLER's weighing system is out of tolerance (as established by the applicable standards), PURCHASER shall make an appropriate adjustment to the affected weights and related invoices and payments. Such adjustment shall be made (i) retroactively to a date midway between the date on which the weighing system was last certified and the date on which the accuracy of weights related to the out-of-tolerance condition was first questioned and (ii) prospectively until the date on which the out-of-tolerance condition is corrected.

        8.2 COLLECTION AND PREPARATION OF SAMPLES

            (a) Unless the Parties otherwise agree, SELLER shall collect a sample of each Shipment under this Agreement as the Shipment is loaded and shall bear all costs related to obtaining an acceptable sample of the Shipment. PURCHASER shall have the option, which may be exercised at any time during the term of this Agreement, to obtain samples of Shipments, for governing purposes and at PURCHASER's expense, at the destination plant or such other point as is specified by PURCHASER.

            (b) At each of SELLER's Loading Facilities. SELLER shall provide a mechanical sampling system and shall use the sampling system to collect a representative sample of each Shipment. The following provisions shall apply to each sampling system used by SELLER to collect samples of Shipments under this
Agreement:

                    (1) The design and operation of the sampling system and the procedures used for sample preparation shall meet the requirements of ASTM D-2234 "Standard Practice for Collection of a Gross Sample of Coal" and ASTM D-2013 "Standard Method of Preparing Coal Samples for Analysis." The sampling system shall be enclosed to minimize moisture loss and shall be designed for one stage of sample crushing to the No. 8 sieve size (as determined by PURCHASER based on ASTM D-4749 "Standard Test Method for Performing the Sieve Analysis of Coal and Designating Coal Size"). The sample flow rates through the sampling system shall be sufficient to minimize moisture loss. The Parties shall use their best efforts to agree on modification of procedures and equipment to meet future revisions of ASTM D-2234 and ASTM D-2013.

                    (2) All sample increments collected at all stages of sampling in the sampling system shall cut the full stream of coal presented. Upon PURCHASER's, request. SELLER shall make available to PURCHASER the values of current measurements of sampling system cutter openings, cutter velocities, and sample flow rates, which shall be subject to PURCHASER's review and acceptance.

                    (3) SELLER shall monitor the sampling ratio of the sampling system in a manner that is acceptable to PURCHASER and. upon PURCHASER's request, shall make sampling ratio data available to PURCHASER.

                    (4) Using bias test procedures approved by PURCHASER, SELLER shall cause the sampling system to be tested periodically (typically every two years), at PURCHASER's request and at SELLER's expense, for bias against stopped-belt reference samples. Such testing shall be scheduled such that when each Shipment is sarnpled, the most recent bias test results are dated by no more than two previous years. SELLER shall give PURCHASER written notice of the scheduled date of each bias test; and PURCHASER or its representative may be present during such test and may observe and inspect sample collection, sample preparation, and laboratory analysis of bias test samples. If a bias is detected by the test, SELLER shall immediately take all reasonable measures to correct or remove the source of the bias; and PURCHASER may suspend Shipments under this Agreement until (i) the source of the bias is removed and (ii) the sampling system is re-tested for bias.

                    (5) Prior to the installation of any new sampling system at any of SELLER's Loading Facilities or a modification of an existing sampling system at any of SELLER's Loading Facilities, SELLER shall submit design drawings, specifications, and sample extraction parameters for the new or modified sampling system to PURCHASER for its approval, which shall not be unreasonably withheld.

            (c) Using an enclosed riffle and following the procedures of ASTM D-2013 with respect to each Shipment. SELLER shall divide the final sample of No. 8 sieve size into at least four laboratory sample splits, with each split weighing a minimum of 1.000 grams. SELLER shall promptly send one laboratory sample to PURCHASER's designated laboratory and shall promptly analyze one laboratory sample to provide the "as loaded" coal quality analysis as required by Section 9.4. SELLER shall retain the two remaining laboratory samples as reserve samples for at least thirty days after the date of the Shipment.

            (d) PURCHASER or its representative may observe any sampling or sample preparation performed by SELLER; and SELLER may observe any sampling or sample preparation performed by PURCHASER's designated laboratory.

            (e) In the event that SELLER's sampling system ceases to operate properly, then SELLER shall immediately notify PURCHASER or its representative, orally or in writing, to determine the course of action to be taken concerning subsequent Shipments under this Agreement. If the sampling system malfunctions during the loading of any Shipment. PURCHASER may, at its option, use a weighted average analysis of the last two Shipments loaded prior to such malfunction to determine the analysis of the Shipment being loaded at the time of such malfunction. If the sampling system ceases to operate in accordance with the requirements of this Agreement, PURCHASER's representative may direct SELLER to delay or stop the loading of any one or more Shipments under this Agreement. After any such direction is given, the following provisions shall apply:

                    (1) SELLER shall immediately delay or stop, as the case may be, the loading of such Shipment(s); and SELLER shall pay all charges and costs incurred by PURCHASER as a result of such delay or stoppage in the loading of such Shipment(s).

                    (2) SELLER shall repair the sampling system as soon as practical, and Shipments under this Agreement shall not resume until such repair is completed.

        8.3 ANALYSIS OF SAMPLES

            (a) PURCHASER, at its expense, shall analyze the laboratory samples sent to PURCHASER's designated laboratory in accordance with the procedures set forth in Annex G, which is attached hereto and made a part of this Agreement; and the results of such analyses shall be used for the governing purposes of this Agreement. Annex G delineates laboratory sample preparation and analytical procedures that are in accordance with ASTM and industry standards and shall be used by the Parties as provided in this Agreement. PURCHASER shall mail a copy of each such analysis to SALES AGENT within three working days after the sample is received at the designated laboratory, which may be PURCHASER's Central Laboratory in Smyrna, Georgia. or an independent coal-testing laboratory selected by PURCHASER. If PURCHASER elects to employ an independent coal-testing laboratory, SELLER shall not be liable for any costs incurred by PURCHASER except as otherwise provided in this Agreement.

            (b) SELLER or its representative may observe any sample preparation or sample analysis performed at PURCHASER's designated laboratory.

            (c) If SELLER disputes the results of PURCHASER's analysis of any Shipment. SELLER shall give PURCHASER written notice thereof within thirty days after SELLER has received the Shipment's analysis from PURCHASER. Promptly after giving such notice. SELLER shall send one of the reserve samples of the Shipment to a qualified independent laboratory (selected jointly by the Parties), which shall conduct a referee analysis of such reserve sample in accordance with Annex
G. The Parties shall bear equally the cost of any such analysis. With respect to a dispute over the calorific value analysis, PURCHASER's analysis shall be deemed to have been confirmed, and no further adjustment in billing calculations shall be made, if the dry basis calorific value analysis by such independent laboratory differs from PURCHASER's analysis by no more than 100 Btu/lb. With respect to disputes over other items of analysis, PURCH,ASER's analysis shall be deemed to have been confirmed. and no further adjustment in billing calculations shall be made, if the analysis by such independent laboratory and the analysis by PURCHASER's designated laboratory are within the tolerances specified in the then-current ASTM standards.

SECTION 9: ARRANGEMENTS FOR SHIPMENTS AND PAYMENTS

        9.1 SCHEDULING OF SHIPMENTS. The Parties anticipate that all Shipments under this Agreement shall be transported by rail from SELLER's Loading Facility to one or more of electric-generating plants designated by PURCHASER, which may include plants owned or operated by PURCHASER or plants owned or operated by other parties. Prior to the first day of each calendar month during the term of this Agreement, the Parties shall establish a loading schedule for all Shipments to be made during such month. Such schedule shall include, without limitation, loading dates and loading facilities as loading points for such Shipments and shall be established by the Parties' respective transportation coordinators in accordance with the quantity requirements set forth in Section 6.

        9.2 LOADING OF SHIPMENTS

            (a) SELLER shall provide rail trackage sufficient for efficient and dependable loading of unit trains at each of SELLER's Loading Facilities and shall be prepared to operate such loading facility 24 hours per day, seven days per week and in compliance with the Rail Contract. (A summary of the relevant provisions of the Rail Contract in effect as of the date of the execution of this Agreement is attached hereto as Annex H and made a part of this Agreement.)

            (b) SELLER shall load all Shipments under this Agreement in accordance with the Rail Contract in effect on January l, 2004, or as thereafter amended, supplemented, or replaced. Notwithstanding any other provision of this Agreement, if the Rail Contract, as amended. supplemented, or replaced, imposes loading terms, conditions, or duties on SELLER that are more onerous than those set forth in Section 9.2(a), PURCHASER shall reimburse SELLER for additional costs incurred by SELLER to perform such more onerous loading terms, conditions, or duties within thirty days after PURCHASER has received from SELLER a written statement itemizing such costs (which may include SELLER's additional costs for labor, materials, or amortization of capital items or a combination of such costs) and providing information necessary to enable PURCHASER to verify such costs.

            (c) SELLER shall provide loading facilities capable of loading unit trains at an effective rate of 10,000 tons in a four-hour loading period and shall load railcars in a timely manner that coincides with the loading times specified in the Rail Contract. SELLER agrees that no existing or future agreement between SELLER and any other party concerning the joint use of surface facilities shall interfere with or impair SELLER's obligations under this Agreement.

            (d) SELLER shall use reasonable efforts (i) to optimize the usage of railcars provided by PURCHASER for transporting Shipments under this Agreement and (ii) to ensure that any extraneous material, foreign substances, or debris is removed from each railcar prior to loading.

        9.3 SHIPPING NOTICES

            (a) Promptly after loading each Shipment, SELLER shall prepare a shipping notice (in the form of a 404 Bill of Lading) for the Shipment. SELLER shall deliver one copy of such notice to the rail carrier prior to the time the railcars containing such Shipment depart from SELLER's Loading Facility, shall retain one copy of such notice for SELLER's records, shall transmit one copy of such notice electronically to PURCHASER, and shall transmit one copy by fax to each of the following:

                (1) Southern Company Services. Inc.
                    Fuel Services Department
                    Atlanta. Georgia
                    Fax: 404-506-6948

                (2) Southern Company Services, Inc.
                    Fuel Services Department
                    Birmingham, Alabama
                    Fax: 205-257-7288

                (3) Plant Fuel Handling (as designated by PURCHASER in the applicable purchase order)

            (b) With respect to each Shipment. SELLER shall utilize Automatic Equipment Identification ("AEI") to correctly identify and list all railcars in a computer system during the loading process. The weight for each railcar or total train weight shall be automatically entered into the computer system if mine weights govern. Upon completion of loading and prior to the train's depanure from the loading facility. SELLER shall cause the 404 Bill of Lading to be transmitted to the rail carrier and then to PURCHASER via a computerized Electronic Data Interchange ("EDI").

            (c) The 404 Bill of Lading shall provide the following information: carrier name, SELLER's name, loading facility name and FSAC number, PURCHASER's purchase order number, destination, amount of tons in the Shipment, number of railcars (with quantity of steel and aluminum cars separately stated), transportation contract number, SES train number, train arrival date/time, loading start date/time, loading finish date/time, total loading time, date/time of bill of lading release to rail carrier, and total train consist (including report marks and railcar numbers).

        9.4 "AS LOADED" COAL QUALITY ANALYSIS. In addition to the shipping notice required under Section 9.3, SELLER shall prepare an "as loaded" coal quality analysis of each Shipment and shall transmit such analysis by fax to PURCHASER, at the locations specified in Section 93(a), prior to the Shipment's arrival at the destination plant. PURCHASER shall not be obligated to unload any Shipment until PURCHASER has received the shipping notice required under Section 9.3 and the "as loaded" coal quality analysis required under this Section 9.4 with respect to the Shipment, and SELLER shall reimburse PURCHASER for any demurrage or expenses incurred as a result of SELLER's failure to provide such notice and such analysis to PURCHASER.

        9.5 FREIGHT CHARGES, RISK OF LOSS, AND PASSAGE OF TITLE. Subject to the provisions of Sections 9.6 and 9.7, PURCHASER shall pay all freight and other charges imposed by the Rail Contract and shall bear the risk of loss of or damage to each Shipment after it has been properly loaded into railcars; but title to each Shipment shall not pass to PURCHASER until the Shipment has arrived at the destination plant designated by PURCHASER. Notwithstanding the foregoing provisions of this Section 9.5, SELLER shall bear all expenses and costs associated with the delivery of coal to, and the loading of coal into railcars at, SELLER's Loading Facilities and shall indemnify PURCHASER against all claims. demands, actions, suits, liabilities, and judgments related to such delivery and loading of coal under this Agreement.

        9.6 LOADING COSTS CHARGEABLE TO SELLER. If SELLER fails to satisfy the loading requirements of the Rail Contract and such failure is not excused pursuant to the force majeure provisions of the Rail Contract, SELLER shall pay PURCHASER any resulting car-detention charges, demurrage, or other charges for railcars loaded in excess of capacity that are imposed on PURCHASER under the Rail Contract. SELLER shall also pay the per-ton transportation rate, as specified in the Rail Contract, for all tons not loaded to the minimum loading capacity per railcar. SELLER shall conform to the rail carriers restrictions relating to maximum allowable gross railcar weights. If railcars are found to be overloaded, SELLER shall be responsible for any associated costs for reducing the weight of railcars to comply with the rail carrier's restrictions and shall be obligated to provide PURCHASER with corrected governing weight documentation. Notwithstanding anything to the contrary in Section 9.5, SELLER shall be responsible for any damage resulting from overloaded railcars.

        9.7 EXCESS FREIGHT COSTS CHARGEABLE TO SELLER. If (i) SELLER fails to tender sufficient coal to satisfy the quantity requirements set forth in Section
6. and thereby causes non-compliance with the tonnage requirements of the Rail Contract, and (ii) such failure is not excused pursuant to the force majeure provisions of this Agreement or the Rail Contract, SELLER shall pay PURCHASER any resulting freight charges that PURCHASER is required to pay the rail carrier over the amount of such charges otherwise payable.

        9.8 PAYMENT OF AMOUNT(S) OWED TO PURCHASER. SELLER shall remit to PURCHASER any payment that is required under Section 7.2, 7.3(a), 7.4(b), 7.4(d), 7.6, 8.1(b)(4), 8.2(e), 9.4, 9.6, or 9.7 within fourteen days after
SELLER has received from PURCHASER a written statement concerning the amount(s) owed. If SELLER fails to pay such amount(s) within such fourteen-day period, PURCHASER may immediately set off such amount(s) against, and deduct such amount(s) from, one or more payments due from PURCHASER to SELLER or SALES AGENT under this Agreement. PURCHASER may retain all sums deducted from such payments pursuant to this Section 9.8 as satisfaction of the amount(s) owed by SELLER to PURCHASER under Section 7.2, 7.3(a), 7.4(b), 7.4(d), 7.6, 8.1(b)(4), 8.2(e),
9.4, 9.6, or 9.7, as the case may be, and may recover any remaining amounts from SELLER as provided by law.

        9.9 INVOICES AND INTERIM PAYMENTS. For each Shipment, PURCHASER shall use a copy of the shipping notice transmitted by SELLER pursuant to Section 9.3 to prepare an invoice for the Shipment. In connection with the processing of and payment for Shipments under each purchase order issued by PURCHASER with respect to this Agreement, PURCHASER shall make interim payments to SALES AGENT for each Shipment at the then-current Billing Price stated in such purchase order(s) * * *13. The address to which such payments shall be remitted shall be specified in such purchase order(s).

        9.10 APPLICATION OF ADJUSTMENTS TO BILLING PRICE. After preparing each report concerning adjustments as provided in Section 4.8, PURCHASER shall adjust the interim payment(s) previously remitted to SALES AGENT for Shipments during the calendar month or Contract Year involved. If such adjustment results in an underpayment by PURCHASER. PURCHASER shall remit the difference between (i) the amount that should have been paid for such Shipments and (ii) the amount of such interim payment(s). If such adjustment results in an overpayment by PURCHASER. PURCHASER shall deduct the amount of the overpayment from any sum owed by PURCHASER to SELLER or SALES AGENT under this Agreement.

        9.11 ACCEPTANCE OF PAYMENTS. PURCHASER's payment for each Shipment shall be complete when appropriate adjustments with respect to the Shipment have been made as provided in Sections 4.8 and 9.10 and have been applied to SELLER's account: provided, however, that such payment shall be subject to later adjustment pursuant to Sections 8.1(e), 8.3(c), and 15.1. SELLER's acceptance of the amounts paid by PURCHASER for the Shipment shall constitute full and final settlement of any and all claims by SELLER for costs and expenses (including, without limitation. taxes. fees. Governmental Impositions. assessments. premiums, and penalties) incurred or paid by SELLER, either while this Agreement is in effect or at any time in the future. with respect to the mining, processing, production, or sale of coal under this Agreement. SELLER shall indemnify PURCHASER against. and hold PURCHASER harmless with respect to, any claim or liability related to such costs and expenses. The provisions of this
Section 9.11 shall survive the termination or expiration of this Agreement.

SECTION 10: TERMINATION FOR UNREMEDIED DEFAULT

        10.1 NOTICE OF TERMINATION. In the event that a Party defaults in performing one or more of its obligations under this Agreement ("Defaulting Party"), then the Party not in default ("Non-Defaulting Party") may notify the Defaulting Party, in writing, that the Non-Defaulting Party intends to terminate this Agreement. The notice shall specify the default and the proposed effective date of termination. If the Defaulting Party fails to cure such default within 120 days after the date of the notice, the Non-Defaulting Party may terminate this Agreement immediately by giving the Defaulting Panty written notice thereof. which shall specify the effective date of termination. The provisions of this Section 10.1 shall not apply to a termination under any other provision of this Agreement.

        10.2 OPTION TO FOREGO TERMINATION. In addition to and not as a limitation upon the Non-Defaulting Party's other rights under this Agreement, the Non-Defaulting Party), may elect to forego its right to terminate this Agreement pursuant to Section 10.1 and may require the Defaulting Party to perform its obligations under this Agreement.

SECTION 11: EXCUSE FROM PERFORMANCE

        11.1 FORCE MAJEURE


-------
  13    Confidential material redacted and filed separately with the Commission.

            (a) "SELLER's Force Majeure," as used herein, means a cause reasonably beyond the control of SELLER whether foreseen or unforeseen that, wholly or in substantial part, directly or indirectly prevents or restricts the mining, processing, loading, or delivery of SELLER's coal. "PURCHASER's Force Majeure," as used herein, means a cause reasonably beyond the control of PURCHASER whether foreseen or unforeseen that, wholly or in substantial pan, directly or indirectly prevents or restricts the delivery, unloading, storing. or burning of SELLER's coal at the destination plant. Examples (without limitation) of force majeure are the following: acts of God: acts of the public enemy: insurrections: riots; strikes; labor disputes; work stoppages; fires: explosions: floods: adverse geological conditions that substantially impair production of coal: electric power failures; breakdowns of or damage to generating or preparation plants; interruptions to or contingencies of transportation (including, without limitation, force majeure as defined in the Rail Contract); embargoes; and orders or acts of civil or military authority (including, without limitation, a city or county ordinance, an act of a state legislature, or an act of the United States Congress); provided, however, that for purposes of this Agreement, force majeure shall not include, and no Party shall be excused from performance because of, (i) the development or existence of economic conditions that may adversely affect the anticipated profitability of a Party's activities under this Agreement, (ii) acts or omissions of a Party that constitute mismanagement or fraud on the pan of such Party, or (iii) reduced productivity of labor employed by a Party), in its activities under this Agreement.

            (b) If, because of PURCHASER's Force Majeure, PURCHASER is unable to carry out its obligations under this Agreement and if PURCHASER gives SELLER written notice of such force majeure, the obligations of PURCHASER and the corresponding obligations of SELLER shall be suspended to the extent made necessary by and during the continuance of such force majeure; provided, however, that the disabling effects of such force majeure shall be eliminated as soon as and to the extent possible (except that PURCHASER, in its sole discretion, may settle any of its own labor disputes or strikes or terminate any of its own lockouts).

            (c) If because of SELLER's Force Majeure, SELLER is unable to carry out its obligations under this Agreement and if SELLER gives PURCHASER written notice of such force majeure, the obligations of SELLER and the corresponding obligations of PURCHASER shall be suspended to the extent made necessary by and during the continuance of such force majeure; provided, however, that the disabling effects of such force majeure shall be eliminated as soon as and to the extent possible (except that SELLER, in its sole discretion, may settle any of its own labor disputes or strikes or terminate any of its own lockouts).

            (d) After an event of force majeure has ended, the Parties shall mutually determine whether to make up any Tonnage Shortfall that is caused by such event. If the Parties elect to make up the Tonnage Shortfall. the Parties shall agree to a schedule that shall allow the Tonnage Shortfall to be supplied within a twelve-month period after the end of such event; and the term of this Agreement may be extended to accommodate such schedule. The price for any such makeup tons shall be determined according to the Billing Price that was in effect during the force majeure event(s) related to the Tonnage Shortfall.

            (e) Notwithstanding the other provisions of Section 11.1, no cause shall excuse SELLER from performing its obligations under Sections 9.6 and 9.7 unless the cause is one that is an event of force majeure under the provisions of the Rail Contract. The Parties acknowledge and agree that for the purposes of Sections 9.6 and 9.7. the construction, interpretation, and application of the force majeure provisions of the Rail Contract by the responsible official of the rail carrier shall be binding upon the Parties, subject to any administrative or judicial challenge by SELLER, at its expense, with PURCHASER's cooperation.

            (f) The Parties acknowledge and agree that if any valid law, ordinance, or regulation of a municipality, county, state, or United States government or any final judicial decision, judgment. or order is adopted, passed. or issued after January l, 2004. that either (i) directly prohibits the mining, processing, or loading of coal as contemplated under this Agreement or
(ii) directly prohibits the burning or use of such coal at the destination plant, then the existence and implementation of such law, ordinance, regulation, decision, judgment, or order shall constitute an event of permanent force majeure; and the Party so affected may then terminate this Agreement by giving the other Party written notice thereof, which shall specify the effective date of termination.

            (g) Notwithstanding the other provisions of Section 11.1, a Party not claiming force majeure may terminate this Agreement whenever all of the following circumstances exist: (i) a condition of force majeure occurs that causes the Parties' mutual obligations to be suspended with respect to the total quantity of coal to be supplied under this Agreement; (ii) such condition, alone or extended by other conditions of force majeure, continues so that the Parties' mutual obligations remain suspended for a period of six consecutive months; and
(iii) at the end of such six-month period or at any time thereafter during the continuance of such condition, the Party not claiming force majeure concludes, in its reasonable judgment, that there is little likelihood of ending the condition(s) in the immediate future. The Party not claiming force majeure may exercise such right of termination by giving the other Party written notice thereof, which shall specify the effective date of termination and shall be given at least ninety days prior to such date.

       11.2 CHANGES IN ENVIRONMENTAL-RELATED REQUIREMENTS

            (a) The term "Environmental-Related Requirement," whether in the singular or the plural, means the following:

                (1) any environmentally related prohibition, restriction, or limitation regarding the burning of coal at one or more of the destination plants;
                (2) any prohibition, restriction, or limitation regarding (i)
                    the quality of coal that PURCHASER may burn (including, without limitation, any constituent specification) at one or more of the destination plants or (ii) the type or amount of emissions from such plant(s);
                (3) any rule or requirement affecting the permissible means for complying with any such prohibition, restriction, or limitation; or
                (4) any imposition of a cost, fee, tax, or other economic burden on PURCHASER related to (i) the production of electricity (either generally or by means of coal-fired electric generation), (ii) the quantity of coal purchased or burned by PURCHASER at one or more of the destination plants, (iii) any constituent specification of coal purchased or burned by PURCHASER at such plant(s), (iv) the type or amount of emissions from such plant(s), or (v) the installation of any type of environmental-related equipment required by any regulatory authority to which PURCHASER is subject.

In addition, the term shall be deemed to include PURCHASER's strategy, as determined by PURCHASER in its reasonable judgment, for compliance with Environmental-Related Requirements.

            (b) A change in Environmental-Related Requirements shall be deemed to have occurred in any one or more of the following circumstances: (1) there is any increase or decrease in existing Environmental-Related

Requirements, (ii) PURCHASER decides, in its reasonable judgment, to change its strategy for compliance with any existing Environmental-Related Requirements; or
(iii) a new Environmental-Related Requirement is imposed on PURCHASER as a result of any federal or state law, administrative regulation or ruling, local ordinance. court order or decision, or any revision in the interpretation or implementation of such law, regulation, ruling, ordinance, order, or decision. The Parties acknowledge and agree that a change in Environmental-Related Requirements may occur even though (i) such requirement is stated as a restriction, limitation. or obligation imposed on PURCHASER and its affiliates or some other group of utilities or (ii) such requirement affects PURCHASER in a general way and is not directed at specific plants, fuels, fuel supplies, or other operating conditions.

            (c) The Parties acknowledge and agree that the provisions of Section
11.2 are intended to provide rights in addition to the rights provided in
Section 11.1 and that the price, specifications, quantity, and destination(s) of coal to be supplied under this Agreement are predicated on Environmental-Related Requirements that were known and in effect as of January l, 2004. For purposes of this Section 11.2(c), an Environmental-Related Requirement shall not be deemed to be "known" if it relates to any federal or state law, administrative regulation or ruling, local ordinance. or court order or decision or interpretation of such law, regulation, ruling, ordinance, order, or decision (collectively, "Legal Requirements") that was being challenged in any administrative or judicial proceeding ("Legal Proceeding") as of January 1, 2004. Upon the final resolution of the Legal Proceeding (including any appeals related to the Legal Proceeding), PURCHASER shall determine, in its reasonable judgment, if the Legal Requirements (whether changed or unchanged as a result of the Legal Proceeding) constitute a change in Environmental-Related Requirements.

            (d) In the event that a change in Environmental-Related Requirements occurs after January 1, 2004. then PURCHASER shall determine, in its reasonable judgment, (i) how to comply with such change and (ii) whether such change has had or may have an adverse impact on PURCHASER's use of coal to be supplied under this Agreement at one or more of the destination plants. Any change in Environmental Related Requirements that has one or more of the following effects shall be deemed to have an adverse impact on PURCHASER's use of coal to be supplied under this Agreement at such plant(s), even though such requirements may allow PURCHASER a choice of options for complying with such requirement (which choice may include, for example, the payment of a fee or tax in lieu of the installation of equipment, the use of coal of different constituent specifications. or the reduction in the overall use of coal at such plant(s)):

                (1) the change imposes a cost, fee, tax, or other economic burden on PURCHASER concerning (i) the constituent specifications of coal purchased for or burned at such plant(s) or (ii) the type or amount of emissions from such plant(s);

                (2) the change directly prevents or restricts PURCHASER from using coal to be supplied under this Agreement at such plant(s);

                (3) the change requires PURCHASER to install equipment
                    (including, without limitation. flue gas desulfurization equipment. selective catalytic reduction equipment, selective non-catalytic reduction equipment, equipment for co-firing with natural gas, or particulate removal equipment) at such plant(s) in order to comply with such change; or

                (4) the change requires or permits PURCHASER to use coal of a quality (including, without limitation, sulfur) different from the specifications set forth in Section 7.1.

            (e) If PURCHASER determines that a change in Environmental-Related Requirements has had or may have, at a future date, an adverse impact on the use of coal to be supplied under this Agreement, PURCHASER shall so notify SELLER in writing. Upon receipt of such notice, SELLER shall have the option to propose, within thirty days after receipt of such notice, any steps available to SELLER in its mining and processing of the coal, in the supply of substitute coal, or other measure that would result in as low a delivered cost of fuel at the destination plant(s) as PURCHASER could obtain by purchasing reasonably available substitute fuel, taking into consideration any fees, taxes, costs, or other economic burdens imposed on the use of coal at such plant(s). In the event that PURCHASER determines, in its reasonable judgment, that SELLER cannot achieve this result, then PURCHASER may terminate this Agreement by giving SELLER written notice thereof, which shall specify the effective date of termination and shall be given at least ninety days prior to such date. PURCHASER may give such notice either before or after a change in Environmental-Related Requirements becomes effective.

            (f) If, at any time (luring the term of this Agreement and regardless of whether a change in Environmental-Related Requirements has occurred. PURCHASER determines, in its reasonable judgment, that any operational or environmental compliance problem at one or more of the destination plants has resulted from the components or characteristics of SELLER's coal or the products of its combustion (including, without limitation, nitrogen oxide emissions, mercury emissions, chlorine emissions, particulate emissions. and carbon emissions) or any other constituent or property of the coal not otherwise specified herein, the Parties shall immediately enter into discussions in a good-faith effort to resolve the problem. If such discussions fail to resolve such problem in a manner that, in PURCHASER's judgment, is reasonable and would not impose an unreasonable additional expense on PURCHASER, then PURCHASER may terminate this Agreement by giving SELLER written notice thereof, which shall specify the effective date of termination and shall be given at least ninety days prior to such date. No expense contemplated by this Section 11.2(f) or any other provision of Section 11.2 shall be deemed reasonable if it would result in a delivered cost of coal under this Agreement that exceeds the delivered cost of competitive fuels or sources then available to PURCHASER.

SECTION 12: INDEPENDENT CONTRACTOR

        The Parties acknowledge and agree that this Agreement is a contract for the sale and purchase of coal, that the relationship between PURCHASER, on the one hand, and SELLER and SALES AGENT, on the other hand, is an independent contractor relationship, and that neither this Agreement nor the purchase and sale of coal under this Agreement shall create a partnership, joint venture, joint enterprise, or agency relationship. The Parties further acknowledge and agree that neither SELLER nor SALES AGENT is an agent or employee of PURCHASER and that SELLER and SALES AGENT are independent of any managerial or other control or direction by PURCHASER and are free to perform, by such means and in such manner as SELLER and SALES AGENT may choose. all work in pursuance of their commitments under this Agreement

SECTION 13: EFFECT OF CERTAIN TERMINATIONS

        A termination of this Agreement pursuant to Section 2.5(c), 4.3(f), 7.1(d), 11.1(f), 11.1(g), 11.2(e), or 11.2(f) shall not be construed as, or deemed to be, a default or breach under this Agreement; and upon such termination, no Party shall have any further obligations or liability under this Agreement, except with respect to (i)

Shipments made prior to the effective date of such termination or (ii) other obligations or liability that may have accrued prior to the effective date of such termination.

SECTION 14: BINDING EFFECT AND ASSIGNMENTS

        14.1 BINDING EFFECT. This Agreement shall bind, and inure to the benefit of, the Parties and their successors and assigns, as permitted under Section 14.2.

        14.2 ASSIGNMENTS

            (a) A Party may not assign its rights, duties, obligations, or interests under and in this Agreement without the non-assigning Party's prior written consent, which shall not be unreasonably withheld. Any purported assignment without such consent shall be null and void. Such restrictions shall also apply to any successor of a Party.

            (b) Notwithstanding the provisions of Section 14.2(a), SELLER may assign its rights, duties, obligations, and interests under and in this Agreement to a parent, subsidiary. affiliate, or sister corporation: provided, however, that SELLER shall not be thereby relieved of its duties or obligations under this Agreement. SELLER may also assign monies due or to become due under this Agreement in connection with any financing transactions. In addition. PURCHASER may assign its rights, duties, obligations, and interests under and in this Agreement to a subsidiary. affiliate, or sister corporation and may sell any portion of the coal purchased under this Agreement to any other person or entity; provided, however, that PURCHASER shall not be thereby relieved of its duties or obligations under this Agreement.

            (c) Nothing in Section 14.2 shall be construed to limit or restrict PURCHASER's right under Section 9.1 to direct Shipments to destinations other than the destination plant without SELLER's consent and at no additional cost to SELLER.

SECTION 15: PURCHASER'S RIGHTS OF INSPECTION

        15.1 ACCESS TO SELLER'S RECORDS. SELLER shall maintain accurate records relating to Shipments under this Agreement in accordance with generally accepted accounting principles and shall retain such records for at least three years after this Agreement is terminated or expires. SELLER shall make such records available to PURCHASER. its accountants, auditors, or other authorized representatives, who shall be given access to and be permitted to examine such records at reasonable times. If an audit determines that any payments previously made this Agreement ("Previous Payments") were not properly calculated, adjustments shall be made promptly in amounts to be paid in the future for Shipments under this Agreement ("Future Payments") to reflect the proper amount of such adjustments; or if no Future Payments are then due, payments shall be promptly made to reflect the difference between the Previous Payments and -the proper amounts determined by audit. The provisions of this Section 15.1 shall survive the termination or expiration of this Agreement.

        15.2 Access to Coal Property. PURCHASER or its representative shall have the right at all times during normal Coal Property operation to enter upon the Coal Property or other appropriate locations, at PURCHASER's sole risk and expense, for any of the following purposes: (a) to inspect and examine the method and manner of mining, producing, washing, storing, loading, unloading, transporting, sampling, weighing, analyzing, or handling of coal to be supplied under this Agreement; (b) to take samples of coal for PURCHASER's analyses; or
(c) in
connection with any accounting, audit, or examination of SELLER's records. Prior to entering the Coal Property, PURCHASER's representative shall check in with appropriate personnel at the entrance to the Coal Property. No such inspection by PURCHASER shall be deemed a waiver of any of PURCHASER's rights or relieve SELLER of any obligations under this Agreement.

SECTION 16: WAIVER

        The waiver by a Party of any provision or condition of this Agreement shall not be construed as. or deemed to be, a waiver of any other provision or condition of this Agreement, nor a waiver of a subsequent breach of the same provision or condition, unless such waiver is expressed in writing and signed by the Parties. The failure of a Party to enforce, in one or more instances, any right under this Agreement shall not be construed as, or deemed to be, a waiver of such right in the future.

SECTION 17: REMEDIES

        All remedies provided under this Agreement shall be cumulative and in addition to other remedies available at law or in equity.

SECTION 18: NOTICES

        Except for shipping notices (to be provided as required by Section 9.3) and "as loaded" coal quality analyses (to be provided as required by Section 9.4) and except as otherwise provided in this Agreement, any notice, request, demand, report, or statement (collectively, "Notice") given by one Party to another Party concerning this Agreement shall be in writing and shall be sent by overnight courier (in which case the Notice shall be deemed to have been received on the next business day after it is sent) or by certified mail (in which case the Notice shall be deemed to have been received on the third business day after it is sent) to the appropriate addresses) listed in this
Section 18.

            (a) Each Notice to PURCHASER shall be sent to:

                Vice President
                Fuel Services 14N-8160
                Southern Company Services, Inc.
                P.O. Box 2641
                Birmingham, AL 35291-8160

                with a copy to:      Supervisor, Fuel Services Department
                                     Southern Company Services, Inc. Bin 10171
                                     241 Ralph McGill Boulevard. N.E.
                                     Atlanta, GA 30308-3374

                or to such other address as PURCHASER designates by a Notice to SALES AGENT.

            (b) Each Notice is to SELLER or SALES AGENT shall be sent to:

                James River Coal Sales. Inc.
                901 East Byrd Street
                Suite 1600
                Richmond, VA 23219-4080


                or to such other address as SALES AGENT designates by a Notice to PURCHASER.

SECTION 19: CONFIDENTIAL AND PROPRIETARY INFORMATION

        The terms and conditions (including, without limitation, prices) set forth in this Agreement are considered by the Parties to be confidential and proprietary information. No Party shall disclose any such information to any third party without the other Parties' prior written consent, which shall not be unreasonably withheld; provided, however, that no such consent shall be needed where such disclosure (i) is required by law, regulation, or regulatory agencies having jurisdiction over one of the Parties or (ii) is necessary in connection with a Party's assertion of a claim or defense in a judicial or administrative proceeding, and that in either of these events, the Party intending to make such disclosure shall advise the other Parties in advance and cooperate to the extent practicable to minimize the disclosure of any such information. Notwithstanding the foregoing provisions of this Section 19, a Party may disclose any information contained in this Agreement to a prospective purchaser of the stock or assets of that Party; provided, however, that any such prospective purchaser shall be bound by the provisions of this Section 19. For purposes of this Section 19, the term "third party" shall not include (i) a Party's parent, subsidiary, affiliate, or sister corporation or (ii) the Parties' respective officers, directors, employees, legal advisers, accountants, or consultants.

SECTION 20: COMPLIANCE WITH LAWS AND REGULATIONS

        In connection with its performance under this Agreement. SELLER shall comply in all material respects with applicable laws and regulations (including. without limitation, those set forth in Annex 1, which is attached hereto and made a part of this Agreement.) SELLER shall acquire and maintain, in a timely manner, all licenses and permits required by governmental authorities to enable SELLER to perform its obligations under this Agreement.

SECTION 21: OTHER PROVISIONS

        21.1 CAPTIONS. The captions to sections of this Agreement are for convenience only and shall not be considered in construing the intent of the Parties.

        21.2 GOVERNING LAW. All questions concerning the execution, construction, performance, breach, or enforcement of this Agreement shall be governed by, and all provisions hereof shall be construed in accordance with, the substantive laws of the State of Georgia without regard to the Georgia rules concerning conflicts of law.

        21.3 TIME OF ESSENCE. Time is of the essence in the performance of this Agreement.

        21.4 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof; and all prior agreements, promises, representations, understandings, negotiations, and communications, whether oral or in writing, among the Parties with respect to the subject matter hereof are merged into and superseded by this Agreement.

        21.5 AMENDMENTS. No amendment, modification, or revision of the terms and conditions of this Agreement shall be effective or binding on either Party unless such amendment, modification, or revision is reduced to writing and signed by an authorized representative of each Party.

        21.6 MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be an original; but such counterparts shall constitute one and the same instrument.


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                                      -38-

        IN WITNESS WHEREOF, the Parties, intending to be bound hereby, have caused this Agreement to be executed by their respective authorized officers as of the date first above written.


Witness                                     GEORGIA POWER COMPANY


/s/ Carol Kelly                             By:  /s/ Christopher C. Womack
----------------------------                     -------------------------------

                                            Its: Senior Vice President
                                                 -------------------------------


Witness                                     JAMES RIVER COAL COMPANY


/s/ Mark Dooley                             By:  /s/ Peter T. Socha
----------------------------                     -------------------------------

                                            Its: CEO
                                                 -------------------------------


Witness                                     JAMES RIVER COAL SALES, INC.


/s/ Mark Dooley                             By:  /s/ William R. Beasley
----------------------------                     -------------------------------

                                            Its: President
                                                 -------------------------------